UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CARDINAL HEALTH, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 2, 2011

Date and time:	Wednesday, November 2, 2011, at 2:00 p.m. local time

Location:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017

Purpose:	(1) To elect the 12 director nominees named in the proxy statement;

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012;

(3) To approve the Cardinal Health, Inc. 2011 Long-Term Incentive Plan;

(4) To approve, on a non-binding advisory basis, the compensation of our named executive officers;

(5) To vote, on a non-binding advisory basis, on the frequency of future advisory votes on executive compensation;

(6) To vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

(7) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who may vote:	Shareholders of record at the close of business on September 6, 2011 are entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

/s/ Stephen T. Falk
STEPHEN T. FALK
September 14, 2011	Executive Vice President, General Counsel and Corporate Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on November 2, 2011:

This Notice of Annual Meeting of Shareholders, the accompanying proxy statement, and our 2011 Annual Report to Shareholders all are available at www.edocumentview.com/cah.

2011 PROXY SUMMARY

This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and date:	2:00 p.m., November 2, 2011

• Place:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017

• Record date:	September 6, 2011

• How to vote:

In general, you may vote either in person at the Annual Meeting or by telephone, the Internet, or mail. See “Voting Information—How to Vote” on page 1 for more detail regarding how you may vote if you are a registered holder or a beneficial owner of shares held in “street name.”

Voting Matters

	Board Voting Recommendation	Page Reference (for more detail)
Election of directors	FOR EACH DIRECTOR NOMINEE	4
Ratification of Ernst & Young LLP as auditor for fiscal 2012	FOR	9
Vote on 2011 Long-Term Incentive Plan	FOR	10
Advisory vote on the compensation of our named executive officers	FOR	20
Advisory vote on the frequency of future advisory votes on executive compensation	FOR EVERY ONE YEAR	21

Shareholder proposal
Amendment to Code of Regulations to require independent board chairman	AGAINST	22

Board Nominees

	Age	Director Since	Occupation	Independent	Committee Memberships
Name					AC	HRCC	NGC
Colleen F. Arnold	54	2007	SVP, Application Management Services, IBM Global Business Services	X			X

George S. Barrett	56	2009	Chairman and CEO, Cardinal Health

Glenn A. Britt	62	2009	Chairman and CEO, Time Warner Cable	X	C

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	Age	Director Since	Occupation	Independent	Committee Memberships
Name					AC	HRCC	NGC
Carrie S. Cox	54	2009	CEO, Humacyte, Inc. and former EVP and President, Global Pharmaceuticals, Schering-Plough	X	X

Calvin Darden	61	2005	Retired SVP of U.S. Operations, United Parcel Service	X		X

Bruce L. Downey	63	2009	Partner, NewSpring Health Capital II, L.P. and retired Chairman and CEO, Barr Pharmaceuticals	X	X

John F. Finn	63	1994	President and CEO, Gardner	X, P	X		X

Gregory B. Kenny	58	2007	President and CEO, General Cable	X		C	X

David P. King	55	2011	Chairman, President and CEO, LabCorp	X

Richard C. Notebaert	64	1999	Retired Chairman and CEO, Qwest Communications International	X		X	X

David W. Raisbeck	61	2002	Retired Vice Chairman, Cargill	X		X	C

Jean G. Spaulding	64	2002	Private medical practice	X		X

AC	Audit Committee
C	Chair
HRCC	Human Resources and Compensation Committee
NGC	Nominating and Governance Committee
P	Presiding Director

Fiscal 2011 Business Performance and Executive Pay Highlights

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We achieved record revenue of $103 billion and increased our non-GAAP diluted earnings per share from continuing operations by 20% to $2.67[1] (and on a GAAP basis, by 69% to $2.74), driven by the strong performance of our Pharmaceutical segment. We also increased our cash dividends by 11% in fiscal 2011 and by another 10% so far in fiscal 2012. Our total shareholder return was 38% during fiscal 2011 and was 90% from the August 2009 spin-off of CareFusion Corporation through June 30, 2011.

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We acted on important strategic priorities during fiscal 2011 that will strengthen our long-term position. We expanded our retail independent customer base significantly with the Kinray acquisition, created strong growth from our generic pharmaceutical programs, significantly enhanced our specialty business with the P4 Healthcare acquisition, and launched a growth platform in China with our Yong Yu acquisition.

[1]	We provide a reconciliation of the differences between these non-GAAP financial measures and their most directly comparable GAAP financial measures in Appendix B to this proxy statement.

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Our Board of Directors’ Human Resources and Compensation Committee funded the fiscal 2011 annual cash incentive pool at 110% of target, driven by above-target earnings before interest and taxes and better than target tangible capital performance. The Committee then awarded payouts for the executive officers in the tables beginning on page 46 (the “named executives”) that ranged from 65% to 150% of target based on individual and applicable segment performance.

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As in past years, a substantial majority of the named executives’ compensation was in the form of stock options and restricted share units, providing a strong incentive to increase shareholder value, and approximately 60% of each named executive’s target total direct compensation was performance-based (i.e., annual cash incentive and stock options).

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Overall, the fiscal 2011 compensation of our named executives (as set forth in the Summary Compensation Table on page 46) reflects both our outstanding performance for the fiscal year and our compensation philosophy:

Named Executives	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen- sation	All Other Compensation	Total
George S. Barrett	$1,230,082	$2,520,001	$4,397,189	$1,934,919	$132,015	$10,214,206
Jeffrey W. Henderson	$716,712	$808,493	$1,410,764	$815,977	$25,464	$3,777,410
Michael C. Kaufmann	$596,712	$669,913	$1,168,921	$804,756	$27,813	$3,268,115
Michael A. Lynch	$615,041	$692,994	$1,209,227	$359,799	$28,234	$2,905,295
Craig S. Morford	$470,890	$354,387	$0	$388,485	$25,964	$1,239,726

•

In August 2011, the Human Resources and Compensation Committee changed our long-term incentive award mix, introducing three-year performance share units. As a result, the target value of fiscal 2012 long-term incentive awards (granted in August 2011) for named executives was one-third each of stock options, restricted share units, and performance share units. The performance share units pay out based on the growth rate in non-GAAP earnings per share and dividend yield over the performance period.

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2011 PROXY STATEMENT

GENERAL INFORMATION

These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Cardinal Health, Inc. for use at our Annual Meeting of Shareholders to be held on Wednesday, November 2, 2011, and at any adjournment or postponement thereof (the “Annual Meeting”). The meeting will take place at our principal executive office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 2:00 p.m., local time.

These proxy materials include our Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2011. In addition, these proxy materials may include a proxy card for the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the U.S. Securities and Exchange Commission (the “SEC”), will be provided, free of charge, to any shareholder upon written request addressed to our Investor Relations department at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. These proxy materials are first being sent or made available to our shareholders on or about September 14, 2011.

References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2011” refers to the fiscal year ended June 30, 2011.

Notice of Internet Availability of Proxy Materials

As permitted by the SEC, we are providing proxy materials to our shareholders via the Internet. On or about September 14, 2011, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to shareholders to explain how to access our proxy materials online. You will not receive a printed copy of our proxy materials by mail unless you request one or you hold shares in an employee plan.

Voting Information

Record date.  We have fixed the close of business on September 6, 2011 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 344,978,992 common shares. Shareholders at the record date will have one vote per share for the election of each of our 12 director nominees, and one vote per share on each other voting matter.

Quorum.  We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares are present, either in person or by proxy.

How to vote.  We encourage you to vote promptly. If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), or you hold shares in an employee plan, then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

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By telephone.  You may vote your shares 24 hours a day by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories, or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

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By Internet.  You may vote your shares 24 hours a day by logging on to a secure website, www.envisionreports.com/CAH, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•	By mail. If you received a proxy card, you may mark, sign, and date your proxy card and return it by mail in the enclosed postage-paid envelope.

If, like most shareholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing and signing the voting instruction form that the nominee will provide to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice, or other materials that the nominee will provide to you.

Telephone and Internet voting are available through 2:00 a.m. Eastern time on Wednesday, November 2, 2011.

Changing or revoking your proxy.  Your presence at the Annual Meeting will not automatically revoke your proxy. If you are a registered holder, you may change or revoke your proxy at any time before a vote is taken at the meeting by gi\ving notice to us in writing or during the Annual Meeting, by executing and forwarding to us a later-dated proxy, or by voting a later proxy over the telephone or the Internet. If you are a beneficial shareholder, you should check with the broker, trustee, bank, or other nominee that holds your shares to determine how to change or revoke your vote.

Shares held under plans.  If you hold shares through our 401(k) Savings Plans or Deferred Compensation Plan, you will receive voting instructions from Computershare Trust Company, N.A. Please note that employee plan shares have an earlier voting deadline of 2:00 a.m. Eastern time on Monday, October 31, 2011.

Broker non-votes.  If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on several of the proposals described in this proxy statement. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on auditor ratification. But your broker may not vote your shares on the election of directors, our 2011 Long-Term Incentive Plan, the executive compensation matters, or the shareholder proposal without instructions from you.

Voting.  You may either vote for, against, or abstain on each of the proposals, with the exception of Proposal 5 where you may vote for one year, two years, three years, or abstain. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results at the Annual Meeting.

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Election of directors.  The election of directors at the Annual Meeting is uncontested, so any nominee who receives more votes cast “for” his or her election than “against” will be elected to the Board. Abstentions and broker non-votes will not be counted. If a nominee who is a sitting Board member is not re-elected by a majority vote, that individual will be required to tender a resignation for the Board’s consideration. See “Corporate Governance—Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 30. Proxies may not be voted for more than 12 nominees, and shareholders may not cumulate their voting power.

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Ratification of Ernst & Young LLP.  Approval of the non-binding proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes against the proposal.

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2011 Long-Term Incentive Plan.  Approval of our 2011 Long-Term Incentive Plan requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. Approval of the plan also requires that the holders of a majority of the shares entitled to vote (as determined in accordance with the rules of the New York Stock Exchange (“NYSE”)) cast a vote on the proposal, whether in favor, against, or in abstention. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present or represented by proxy, and will not have any effect on the outcome of this proposal.

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Advisory vote on the compensation of our named executive officers.   Approval of the non-binding advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present or represented by proxy, and will not have any effect on the outcome of this proposal.

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Advisory vote on frequency of future advisory votes on executive compensation.  Approval of the non-binding advisory vote on the frequency of future advisory votes on executive compensation requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote for one of the four options (i.e., one year, two years, three years, or abstain). Abstentions will have the same effect as votes against all of the frequencies. Broker non-votes will not be considered shares present or represented by proxy, and will not have any effect on the outcome of this proposal.

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Shareholder proposal.  If properly presented at the Annual Meeting, approval of the binding shareholder proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares. Abstentions and broker non-votes will have the same effect as votes against the proposal.

How shares will be voted.  The shares represented by your proxy will be voted as you direct on your proxy or voting instruction form or according to your selections on our telephone or Internet voting systems. Proxies returned without any instructions will be voted FOR the election of each of the 12 director nominees, FOR the ratification of the auditors, FOR approval of our 2011 Long-Term Incentive Plan, FOR approval of the compensation of our named executive officers, FOR conducting future advisory votes on executive compensation every year, and AGAINST the shareholder proposal. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.

The Board recommends that you vote

•	FOR the election of the 12 director nominees,

•	FOR Proposals 2, 3, and 4,

•	for conducting future advisory votes on executive compensation every ONE YEAR, and

•	AGAINST Proposal 6.

Transfer Agent

Shareholders should direct communications regarding change of address, transfer of share ownership, lost share certificates, and other matters regarding their share ownership to: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be contacted via the Internet at http://www.computershare.com/investor or by telephone at (877) 282-1168 or (781) 575-2879.

Attending the Annual Meeting

You will not be admitted to the Annual Meeting unless you have an admission ticket or proof of share ownership, and photo identification. If you are a registered shareholder, your admission ticket is attached to your proxy card or you may present the Notice. If your shares are not registered in your name, your proof of share ownership can be a recent bank or brokerage firm account statement. You can call our Investor Relations department at (614) 757-4757 if you need directions to the Annual Meeting.

Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board has nominated 12 directors for election at this Annual Meeting to serve until the next annual meeting and until his or her successor is duly elected and qualified. All of the nominees currently are directors. Each agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the nominees is not available for election, proxies will be voted for the election of any substitute nominee(s) the Board selects.

Set forth below is some background information regarding each individual nominated for election as a director. We believe that each of our nominees has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board.

Colleen F. Arnold, 54, Director since 2007
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Senior Vice President, Application Management Services, IBM Global Business Services of International Business Machines Corporation, a provider of systems, financing, software, and services, since January 2010

•	General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services of IBM from 2007 to January 2010
•	General Manager of IBM Northern and Eastern Europe, Russia, the Middle East, and South Africa from 2005 to 2007

Director qualifications:  As an executive officer of IBM, Ms. Arnold brings to the Board valuable experience that contributes to the Board’s understanding of the impact of information technology on our business. She also brings to the Board 30 years of relevant experience in the areas of operations, management, executive leadership, strategic planning, and international markets.

George S. Barrett, 56, Director since 2009
•	Chairman of the Board and Chief Executive Officer of Cardinal Health since August 2009
•	Vice Chairman of Cardinal Health and Chief Executive Officer—Healthcare Supply Chain Services from January 2008 to August 2009
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Held a number of executive positions with Teva Pharmaceuticals Industries Limited, a generic and branded pharmaceutical manufacturer, from 1999 to 2007, including President and Chief Executive Officer of Teva North America, Corporate Executive Vice President—Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer, and President of Teva Pharmaceuticals USA

•	Other current directorship: Eaton Corporation, a diversified industrial manufacturer, since April 2011

Director qualifications:  Having worked for 30 years in the pharmaceutical industry, Mr. Barrett has experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. As a result, he provides the Board with unique perspective and insights regarding our businesses, industry, challenges, and opportunities, and he communicates management’s perspective on important matters to the Board.

Glenn A. Britt, 62, Director since 2009
•	Chief Executive Officer of Time Warner Cable Inc., a cable operator, since August 2001 and Chairman of Time Warner Cable since March 2009
•	Held other positions with Time Warner Cable and its predecessors from 1972 to 2001, including Chief Financial Officer of Time Inc. from 1988 to 1990
•	Other current directorships:
• Time Warner Cable since 2003
• Xerox Corporation, a developer, manufacturer, marketer, servicer, and financier of document equipment, software, solutions, and services, since 2004

Director qualifications:  Through his current and prior leadership positions at Time Warner Cable, a publicly traded company, Mr. Britt brings to the Board relevant experience in the areas of finance, operations, management, executive leadership, strategic planning, human resources, and corporate governance. His prior experience in several finance positions provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board valuable perspective and understanding from his position as Chairman of Time Warner Cable’s board of directors and from his service on Xerox’s board of directors, including its Audit Committee and as its lead independent director.

Carrie S. Cox, 54, Director since 2009
•	Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, since September 2010
•	Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough Corporation, a branded pharmaceutical manufacturer, from 2003 through November 2009
•	Other current directorships:
• Texas Instruments Incorporated, a developer, manufacturer, and marketer of semiconductors, since 2004
• Celgene Corporation, a biopharmaceutical company, since 2009

Director qualifications:  As a former executive officer of Schering-Plough until its acquisition in 2009 and a licensed pharmacist, Ms. Cox brings to the Board valuable experience in the pharmaceutical aspects of our business. She has worked in the pharmaceutical industry for 30 years, giving her relevant experience in the areas of healthcare, operations, management, regulatory compliance, executive leadership, strategic planning, and international markets. She also brings to the Board valuable perspective and insights from her service on the boards of directors of Texas Instruments and Celgene, including their respective Audit Committees. She is a member of the Harvard School of Public Health’s Health Policy and Management Executive Council, which contributes to her knowledge of and perspective on healthcare policy issues.

Calvin Darden, 61, Director since 2005
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Senior Vice President of U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, from 2000 until his retirement in 2005

•	Other current directorships:
	•	Target Corporation, an operator of large-format general merchandise discount stores, since 2003
	•	Coca-Cola Enterprises, Inc., a marketer, manufacturer, and distributor of nonalcoholic beverages in select international markets, since 2004

Director qualifications:  A former executive officer of UPS, Mr. Darden has valuable experience in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, management, executive leadership, efficiency and quality control, strategic planning, and labor relations. He also brings to the Board valuable perspective and insights from his service on Target’s board of directors, including its Compensation Committee, and on Coca-Cola Enterprises’ board of directors, including its Human Resources and Compensation Committee.

Bruce L. Downey, 63, Director since 2009
•	Partner of NewSpring Health Capital II, L.P., a venture capital firm, since March 2009
•	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a generic pharmaceutical manufacturer, from 1994 through December 2008
•	Other current directorship: Momenta Pharmaceuticals, Inc., a biotechnology company, since 2009
•	Prior directorship: Barr Pharmaceuticals, Inc. from 1993 through 2008

Director qualifications:  Having spent 14 years as Chairman and Chief Executive Officer of Barr, a publicly traded generic pharmaceutical company, until its acquisition in 2008, Mr. Downey brings to the Board relevant experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, and corporate governance. He also offers valuable experience in the pharmaceutical aspects of our business, and perspective and insights from his position as Chairman of Barr’s board of directors and from his service on Momenta Pharmaceuticals’ board of directors, including its Audit Committee. Before his career at Barr, Mr. Downey was a practicing attorney for 20 years.

John F. Finn, 63, Director since 1994
•	President and Chief Executive Officer of Gardner, Inc., a supply chain management company serving industrial and consumer markets, since 1985
•	Other current directorships:
• J.P. Morgan Funds, a registered investment company, since 1998
• Greif, Inc., an industrial package products and services company, since 2007

Director qualifications:  As Chief Executive Officer of Gardner, Inc. for more than 25 years, Mr. Finn brings to the Board valuable experience in supply chain management that contributes to the Board’s understanding of this important aspect of our business. He also brings relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, and human resources. Mr. Finn has healthcare knowledge and historical perspective gained from over 17 years of service on our Board. He also brings to the Board valuable perspective and insights from his service as a trustee of the J.P. Morgan Funds and on Greif’s board of directors, including their respective Audit Committees.

Gregory B. Kenny, 58, Director since 2007
•	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper, and fiber-optic wire and cable products, since 2001
•	Other current directorships:
• General Cable since 1997
• Corn Products International, Inc., a corn refining and ingredient company, since 2005
•	Prior directorship: IDEX Corporation, an applied solutions business that sells pumps, flow meters, and other fluidics systems and components, and engineered products, from 2002 to 2007

Director qualifications:  As Chief Executive Officer of General Cable, a publicly traded company, Mr. Kenny brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his service on Corn Products’ board of directors, including its Corporate Governance and Nominating Committee, and on IDEX’s board of directors, including chairing its Compensation Committee. He is a member of the board of directors of the Federal Reserve Bank of Cleveland (Cincinnati branch).

David P. King, 55, Director since September 2011
•	President and Chief Executive Officer of Laboratory Corporation of America Holdings, an independent clinical laboratory company (“LabCorp”), since January 2007 and Chairman of LabCorp since May 2009
•	Executive Vice President and Chief Operating Officer of LabCorp from 2005 to 2006
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Held other senior positions with LabCorp prior to 2005, including Executive Vice President, Strategic Planning and Corporate Development and Senior Vice President, General Counsel, and Chief Compliance Officer

•	Other current directorship: LabCorp since 2009

Director qualifications:  Having spent 10 years in senior executive roles with LabCorp, including the past four years as its Chief Executive Officer, Mr. King brings to the Board valuable experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his position as Chairman of LabCorp’s board of directors. Before his career at LabCorp, Mr. King was a practicing attorney for 17 years, having worked in both private practice and with the U.S. Department of Justice.

Richard C. Notebaert, 64, Director since 1999
•	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, from 2002 until his retirement in 2007
•	Other current directorships:
• Aon Corporation, a provider of risk management services, insurance, and reinsurance brokerage, and human capital consulting, since 1998
• American Electric Power Company, Inc., a public utility holding company, since April 2011
•	Prior directorship: Qwest Communications International from 2002 to 2007

Director qualifications:  Having spent more than 11 years as Chairman and Chief Executive Officer of publicly traded companies Qwest and Ameritech Corporation, Mr. Notebaert brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He has healthcare knowledge and historical perspective gained from 12 years of service on our Board, including formerly serving as our Presiding Director. Mr. Notebaert also brings to the Board valuable perspective and insights from his position as Chairman of the boards of directors of Qwest and Ameritech and from his service on Aon’s board of directors, including chairing its Organization and Compensation Committee and serving on its Governance/Nominating Committee.

David W. Raisbeck, 61, Director since 2002
•	Vice Chairman of Cargill, Incorporated, a marketer, processor, and distributor of agricultural, food, financial, and industrial products and services, from 1999 until his retirement in 2008
•	Other current directorships:
	•	Eastman Chemical Company, a plastics, chemicals, and fibers manufacturer, since 2000
	•	Canadian Pacific Railway Limited, a railway holding company, and its subsidiary, Canadian Pacific Railway Company, a railway operating company, since 2009

Director qualifications:  Mr. Raisbeck spent over 35 years as an executive with, and served on the board of directors of, Cargill, including holding the position of Vice Chairman for nine years with significant operational responsibilities. As a result, Mr. Raisbeck brings to the Board relevant experience in the areas of operations, supply chain and logistics, management, risk management, finance, executive leadership, strategic planning, human resources, and international markets. He has healthcare knowledge and historical perspective gained from over nine years of service on our Board. He also brings to the Board valuable perspective and insights from his service on Eastman Chemical’s board of directors, including its Nominating and Corporate Governance Committee and Compensation and Management Development Committee.

Jean G. Spaulding, M.D., 64, Director since 2002
•	Private medical practice in psychiatry since 1977
•	Consultant, Duke University Health System since 2002
•	Associate Clinical Professorships at Duke University Medical Center since 1998
•	Trustee, The Duke Endowment, a charitable trust, since 2002

Director qualifications:  With more than 30 years of experience as a practicing psychiatrist, Dr. Spaulding brings to the Board valuable experience in healthcare and healthcare delivery systems. She has historical perspective gained from over nine years of service on our Board. Dr. Spaulding’s service as Vice Chancellor of Health Affairs with Duke University Health System, a large and highly respected healthcare system, and her years of teaching at Duke University Medical Center contribute to her knowledge of and perspectives on healthcare issues.

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012. While not required by law, we are asking our shareholders to ratify this appointment at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of Cardinal Health and its shareholders. Our Audit Committee approved, and our shareholders ratified, the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2011.

We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2012.

PROPOSAL 3—APPROVAL OF THE CARDINAL HEALTH, INC. 2011 LONG-TERM INCENTIVE PLAN

General

The Board of Directors considers equity-based compensation an essential tool to attract, motivate, and retain our executives and key employees and to align their interests with the interests of our shareholders. Consistent with this view, on September 6, 2011, the Board adopted, subject to the approval of our shareholders at the Annual Meeting, the Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “2011 LTIP”). The 2011 LTIP will authorize equity and performance-based compensation arrangements that we need to remain competitive with our peers, adapt compensation awards to changes in corporate objectives and the marketplace, and effectively attract, motivate, and retain the caliber of employees essential to our success.

We currently grant equity awards to employees under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the “2005 LTIP”). We previously obtained shareholder approval relating to the 2005 LTIP in 2005 and 2008. In 2008, we indicated that the additional shares were expected to last us three years.

If approved by our shareholders, the 2011 LTIP will become effective and no further awards will be made under the 2005 LTIP. We expect the shares requested under the 2011 LTIP will enable us to make grants for about three years before seeking shareholder approval of more shares.

Additional information regarding the 2011 LTIP, including a summary of the plan’s terms, is set forth below. This information should be read with, and is subject to, the specific provisions of the 2011 LTIP, the full text of which is attached to this proxy statement as Appendix A.

Highlights of the 2011 LTIP

We have designed the 2011 LTIP to include features that we believe reinforce the alignment between the interests of officers and employees and those of shareholders. These features are highlighted below and are more fully described under the heading “Summary of the 2011 LTIP.”

•

Reasonable share authorization.  The 30,000,000 shares initially authorized for issuance under the 2011 LTIP represent 8.7% of our outstanding shares as of September 6, 2011. As noted above, no further awards will be made under the 2005 LTIP upon shareholder approval of the 2011 LTIP. The number of shares authorized for issuance under the 2011 LTIP will decrease by any awards granted under the 2005 LTIP between September 6, 2011 and the effective date of the 2011 LTIP, and will increase by shares that are not issued under outstanding equity awards, in each case subject to the fungible share counting provisions discussed below.

•

Fungible share limit.  The 2011 LTIP contains a fungible share limit, which means that awards other than stock options and stock appreciation rights are counted against the share reserve as two and one-half shares for every one share that is issued under such awards. This means, for example, that only 12,000,000 shares could be issued under restricted share unit (“RSU”) or performance share unit (“PSU”) awards from the 30,000,000 shares initially authorized.

•

Limited share recycling.  The 2011 LTIP limits share “recycling” when determining the number of shares that have been issued under the plan. Shares will be issued and will not be available again for issuance when (i) they are tendered or withheld to pay the exercise price of a stock option or to satisfy a tax withholding obligation for a stock option or stock appreciation rights, (ii) they were subject to stock appreciation rights, but were not issued in connection with the settlement of the stock appreciation rights in shares, and (iii) they were reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options.

•

No repricing without shareholder approval.  We cannot reduce the exercise price of stock options and the base price of stock appreciation rights, or cancel “underwater” stock options and stock appreciation rights for cash or other awards, without shareholder approval.

•	“Double-trigger” change of control provision. The 2011 LTIP provides for “double-

trigger” accelerated vesting in the event of a change of control, under which the vesting of awards will accelerate upon a change of control only if there is a qualifying termination within two years after the change of control, or if the surviving entity does not provide qualifying replacement awards.

•

Fair market value pricing of stock options and stock appreciation rights.  Stock options and stock appreciation rights may not be granted with exercise or base prices lower than the fair market value of our common shares on the grant date.

•

Dividends and dividend equivalents.   Dividends and dividend equivalents on awards with restrictions that lapse as a result of the achievement of performance criteria will be deferred until, and paid only upon, the achievement of the applicable performance criteria.

•

Recoupment policy.  The administrator has the authority to require repayment to us of all or any portion of any award if the amount of the award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of our financial statements, the participant engaged in misconduct that caused or contributed to the need for the restatement, and the amount payable to the participant would have been lower than the amount actually paid had the financial results been properly reported. The 2011 LTIP also will be administered in compliance with any rules or regulations implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act’s mandatory recoupment requirements.

Selected Related Data, as of September 6, 2011

The table below sets forth information regarding the number of stock options and “full value” awards (i.e., restricted shares, RSUs, and PSUs) outstanding as of September 6, 2011. In addition, the table also shows the shares available for grant under existing equity compensation plans and the number of our common shares outstanding as of September 6, 2011.

	Vested/ Exercisable		Unvested/ Non-Exercisable		Total
Stock options outstanding, all plans	16,390,025		8,543,052		24,933,077	(1)
Full value awards outstanding, all plans	118,196	(2)	4,402,207	(3)	4,520,403
Shares available for awards	—		—		9,626,853	(4)
Common shares issued and outstanding:
Undiluted	—		—		344,978,992
Diluted	—		—		384,059,325	(5)

(1)

Weighted-average exercise price of stock options outstanding as of September 6, 2011 was $37.52. Weighted-average remaining contractual life of stock options outstanding as of September 6, 2011 was 4.0 years. As of September 6, 2011, the fair market value of a Cardinal Health common share was $41.22.

(2)	Consists of deferred RSUs.
(3)

Consists of 1,006,931 unvested restricted shares; 2,969,184 unvested RSUs; and 426,092 unvested PSUs outstanding at target, which can pay out between zero and 200% depending on achievement of the performance goals.

(4)

Consists of 8,790,800 common shares reserved for issuance under the 2005 LTIP (of which 3,940,184 common shares may be issued as full value awards) and 836,053 common shares reserved for issuance under the 2007 Nonemployee Directors Equity Incentive Plan (all of which may be issued as full value awards). Does not include 4,607,875 common shares reserved for issuance under the Employee Stock Purchase Plan and 4,082,309 common shares reserved for issuance under the Global Employee Stock Purchase Plan. In May 2009, both employee stock purchase plans were indefinitely suspended.

(5)

Includes all stock option and full value awards outstanding (plan and non-plan) and common shares available for all awards, except for common shares reserved for issuance under the Employee Stock Purchase Plan and Global Employee Stock Purchase Plan.

The table below sets forth the number of stock options and time-based stock awards (i.e., restricted shares and RSUs) granted in fiscal 2011, 2010, and 2009. In addition, the table also shows the weighted average number of common shares outstanding in the fiscal year indicated.

Fiscal Year	Number of Stock Options Granted		Number of Time-Based Stock Awards Granted(2)	Weighted Average Number of Common Shares Outstanding— Undiluted
2011	4,060,712		1,989,592	348,579,556
2010	7,191,722	(1)	2,154,788	358,782,896
2009	2,268,008		2,258,700	357,559,933

(1)

Includes 1,374,878 stock options granted under a shareholder-approved stock option exchange program in July 2009. As a result of this program, 9,776,420 outstanding stock options were exchanged for new options.

(2)	No performance-based stock awards were earned during any of these three fiscal years.

We also present information relating to our equity compensation plans at June 30, 2011 under “Equity Compensation Plan Information” on page 62.

Section 162(m) of the Code

The 2011 LTIP is designed with the intention that certain awards granted under it to our executive officers can qualify for deductibility for purposes of our federal income taxes as “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In general, Section 162(m) limits our ability to deduct compensation in excess of $1 million paid in any one year to our chief executive officer or any of our other three most highly paid executive officers (not including the chief financial officer) unless the excess compensation qualifies under Section 162(m) as “performance-based.” We may also grant awards under the 2011 LTIP that are not designed to qualify as “performance-based” under Section 162(m), and awards intended to qualify as “performance-based” may not qualify for deductibility under Section 162(m).

One of the requirements of “performance-based” compensation under Section 162(m) is that the material terms of the performance goals be approved by shareholders. The material terms, which are addressed below, include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based, and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. Shareholder approval of the 2011 LTIP is intended to constitute approval of each of these aspects of the 2011 LTIP for purposes of the approval requirements of Section 162(m) of the Code.

Summary of the 2011 LTIP

Administration.  The 2011 LTIP may be administered by the Board, the Human Resources and Compensation Committee (the “Compensation Committee”), or their delegates. The Board has named the Compensation Committee as the administrator of the 2011 LTIP. The administrator has the authority to make all determinations necessary or advisable for administering the 2011 LTIP and awards granted under the plan, including the authority to determine the employees to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The administrator has sole authority in its discretion to construe and interpret the 2011 LTIP and awards granted under the plan, and all decisions, determinations, and interpretations regarding the 2011 LTIP, the rules and regulations under the plan, and the terms and conditions of any award will be final and binding on all participants.

The administrator may, except to the extent prohibited by applicable law, delegate to one of more directors or authorized officers the power to approve awards to persons eligible to receive awards under the 2011 LTIP who are not subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or, at the time of the approval, “covered employees” under Section 162(m) of the Code. The administrator also may, except to the extent prohibited by applicable law, delegate to one or more individuals the day-to-day administration of the 2011 LTIP and any of the functions assigned to it in the 2011 LTIP.

Eligibility.  Employees of Cardinal Health and its affiliates are eligible to receive awards under the 2011 LTIP, including all eight of Cardinal Health’s executive officers and approximately 1,500 other employees. Non-employee directors and consultants are not eligible for awards under the 2011 LTIP. Incentive stock options may only be granted to employees of Cardinal Health and corporations connected to it by chains of ownership of voting power representing 50% or more of the total outstanding voting power of all classes of stock of the lower-tier entity.

Share limits.  Subject to the adjustment provisions of the 2011 LTIP, the maximum aggregate number of common shares that may be issued under awards granted under the 2011 LTIP is 30,000,000, plus any shares that become available as a result of the forfeiture, expiration, or cash settlement of awards, or share withholding under certain awards, previously granted under the 2005 LTIP, the Amended and Restated Equity Incentive Plan and the Broadly-based Equity Incentive Plan (collectively, the “Prior Plans”), as discussed under the share counting provisions described below. The aggregate number of shares available for issuance under the 2011 LTIP will be reduced by (i) one share for every one share issued upon exercise of a stock option or stock appreciation right granted under the 2011 LTIP, (ii) two and one-half shares for every one share issued in connection with an award other than a stock option or stock appreciation right granted under the 2011 LTIP, (iii) one share for every one share subject to a stock option or stock appreciation right granted under the 2005 LTIP between September 6, 2011 and the effective date of the 2011 LTIP, and (iv) two and one-half shares for every one share subject to an award other than a stock option or stock appreciation right granted under the 2005 LTIP between September 6, 2011 and the effective date of the 2011 LTIP. Subject to the share counting provisions described below, shares covered by an award granted under the 2011 LTIP will not be counted as used unless and until they are actually issued. As noted above, no further awards will be made under the 2005 LTIP upon shareholder approval of the 2011 LTIP.

Subject to the adjustment provisions of the 2011 LTIP, the aggregate number of shares that may be granted subject to stock options and stock appreciation rights under the 2011 LTIP during any fiscal year to any one participant is 1,500,000. With respect to awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) of the Code, no participant may receive in any fiscal year stock awards and other stock-based awards (as defined below) subject to more than 750,000 shares (subject to the adjustment provisions of the 2011 LTIP) and cash-based awards that have an aggregate maximum value in excess of $10,000,000. Subject to the adjustment provisions of the 2011 LTIP, no more than 20,000,000 shares may be issued under the 2011 LTIP upon the exercise of incentive stock options.

The shares issued under the 2011 LTIP may be either shares that were reacquired by us, including through purchases in the open market, or shares that are authorized, but unissued.

Share counting provisions.  If any shares issued under an award granted under the 2011 LTIP are forfeited, or an award expires or is settled for cash, the shares issued under the award will, to the extent of such forfeiture, expiration, or settlement, again be available for issuance under the 2011 LTIP. In addition, if withholding tax liabilities arising from a stock award or other stock-based award granted under the 2011 LTIP are satisfied by tendering shares to us or by us withholding shares, those shares will again be available for issuance under the 2011 LTIP.

If after September 6, 2011, any shares subject to an award granted under the Prior Plans are forfeited, or such an award expires or is settled for cash, the shares subject to the award will, to the extent of such forfeiture, expiration, or settlement, be available for issuance under the 2011 LTIP. In addition, if after September 6, 2011, withholding tax liabilities arising from an award other than a stock option or stock appreciation right granted under the Prior Plans are satisfied by tendering shares to us or by us withholding shares, those shares will be available for issuance under the 2011 LTIP.

The following shares will not be added back to the aggregate number of shares available for issuance under the 2011 LTIP: (i) shares tendered to us or withheld by us to pay the exercise price of a stock option, or to satisfy any tax withholding obligation with respect to stock options or stock appreciation rights, granted under the 2011 LTIP or the Prior Plans; (ii) shares subject to stock appreciation rights granted under the 2011 LTIP or the Prior Plans that are not issued in connection with the settlement of the stock appreciation rights in shares upon exercise; and (iii) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2011 LTIP or the Prior Plans.

The aggregate number of shares available for issuance under the 2011 LTIP will not be reduced by shares issued with respect to awards granted upon the assumption of, or in substitution for, awards granted by a business or entity that is acquired by, or whose assets are acquired by, us. Additionally, as permitted under NYSE rules, in the event that a company that we acquire has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of the acquisition, subject to certain limitations, the shares available for grant under the pre-existing plan may be used for awards under the 2011 LTIP and will not reduce the shares available for issuance under the 2011 LTIP.

Any shares that become available for issuance under the 2011 LTIP under the share counting provisions described above will be added back (i) as one share if such shares were subject to stock options or stock appreciation rights granted under the Prior Plans, and (ii) as two and one-half shares if such shares were issued pursuant to awards other than stock options or stock appreciation rights granted under the 2011 LTIP or were subject to such awards granted under the Prior Plans.

Stock options.  Stock options provide the recipient the right to purchase our common shares at an exercise price not less than fair market value on the date of the grant (except with respect to awards assumed or substituted for in connection with an acquisition by Cardinal Health). The 2011 LTIP permits the administrator to choose several ways for the exercise price to be paid: in cash; by check or wire transfer; by exchanging other shares that have a fair market value on the date of surrender at least equal to the exercise price of the stock option being exercised; by directing us to withhold shares that are otherwise issuable upon exercise of a stock option under a “net exercise” arrangement; by consideration received from a broker-assisted sale; or by any other legal consideration that the administrator deems appropriate.

Stock options granted under the 2011 LTIP may be stock options that are intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Code or stock options that are not intended to so qualify. ISOs may be granted only to employees of Cardinal Health or any of its subsidiaries, who, as of the grant date, own no more than 10% of the total combined voting power of Cardinal Health.

Stock options granted under the 2011 LTIP will vest or be exercisable at such time and in such installments prior to their expiration as determined by the administrator. The terms and conditions on the vesting or exercisability of the stock options will be determined by the administrator and may be based on performance criteria. No stock option may be exercised more than 10 years from the date of grant. At any time after the grant of a stock option, the administrator may reduce or eliminate any restrictions surrounding any participant’s right to exercise all or part of the stock option.

Except in connection with a corporate transaction or event that leads to an adjustment of the number or kind of shares underlying the awards granted under the 2011 LTIP, the terms of any outstanding stock options that are “underwater” (that is, have an exercise price above the market value of our shares) may not be amended to reduce the exercise price of outstanding stock options without shareholder approval. The administrator also may not cancel any such outstanding stock options in exchange for cash, other awards, or stock options with an exercise price that is less than the exercise price of the original stock options without shareholder approval.

Stock appreciation rights.  Stock appreciation rights provide the recipient with the right to receive from us an amount (in cash or shares) equal to or based on the excess of the fair market value of our common shares on the date the rights are exercised over the aggregate base price of the stock appreciation rights. The base price of stock appreciation rights may not be less than fair market value of the shares underlying the stock appreciation rights on the date of grant (except with respect to awards assumed or substituted for in connection with an acquisition by Cardinal Health). Stock appreciation rights can be tandem (i.e., granted with a stock option) or free-standing. Free-standing stock appreciation rights must have a base price per right that equals or exceeds the fair market value of a common share on the date of grant, must specify the terms and conditions on the vesting or exercisability as determined by the administrator (which may be based on performance conditions), and may not be exercisable more than 10 years from the date of grant. Tandem appreciation rights granted in connection with previously granted stock options will have the same terms and conditions of such stock options.

Except in connection with a corporate transaction or event that leads to an adjustment of the number or kind of shares underlying the awards granted under the 2011 LTIP, the terms of outstanding stock appreciation rights that are “underwater” (that is, have a base price above the market value of our shares) may not be amended to reduce the base price of outstanding stock appreciation rights without shareholder approval. The administrator also may not cancel any such outstanding stock appreciation rights in exchange for cash, other awards, or stock appreciation rights with a base price that is less than the base price of the original stock appreciation rights without shareholder approval.

Stock awards.  A “stock award” is an award or issuance of shares or stock units where the grant, issuance, retention, vesting, or transferability during specified periods of time is subject to conditions (such as continued employment or performance conditions) and terms set forth in the agreement or other documents evidencing the award. Stock awards include restricted shares, RSUs, performance shares, and PSUs.

The administrator may subject the grant, issuance, retention, or vesting of any stock award to such performance criteria and levels of achievement as the administrator determines, as further described below under the heading “Performance Criteria.” Unless otherwise provided for by the administrator, the participant will have the rights equivalent to those of a shareholder and will be a shareholder only after shares are issued to the participant.

Other stock-based awards.  An “other stock-based award” is any other type of equity-based or equity-related award not otherwise described by the terms of the 2011 LTIP (including the grant or offer for sale of unrestricted shares) in such amount and subject to such terms and conditions as the administrator determines. Other stock-based awards may involve the transfer of actual shares to the participant or payment in cash or other property in amounts based on the value of the shares. The administrator may establish performance criteria applicable to other stock-based awards in its discretion, and will determine the other applicable terms of the other stock-based awards.

Cash awards.  Cash awards confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period. As further described under the heading “Performance Criteria,” the administrator establishes the performance criteria and level of achievement of such criteria that determine the amounts payable under a cash award. The administrator may specify the percentage of the target cash award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

The administrator determines the timing of payment of any cash award. The administrator may provide for the payment of any cash award to be deferred to a specified date or event, subject to such terms and conditions as the administrator may specify. Payments for cash awards may be in either cash or other property, as determined by the administrator.

Dividends and dividend equivalents.  To the extent permitted by Section 409A of the Code, any award other than stock options or stock appreciation rights may provide the participant with the right to receive dividend payments or dividend equivalent payments on the shares subject to the award. Any dividends or dividend equivalents on awards that are subject to the achievement of performance criteria will be deferred until, and paid contingent upon, the achievement of the applicable performance criteria.

Performance criteria.  The administrator may specify performance criteria for stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards. With respect to any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the applicable performance criteria may be any one or more of the following, either individually, alternatively, or in any combination, applied to either Cardinal Health as a whole or to a business unit, affiliate, or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results (i.e., growth) or to a designated comparison group, in each case as specified by the administrator: cash flow (including operating cash flow and free cash flow); earnings (including gross margin or gross margin rate, operating earnings, earnings before interest and taxes, earnings before taxes and discontinued operations, earnings from continuing operations, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average shareholders’ equity; total shareholder return; invested capital or return on capital or invested capital; return on assets or net assets; return on investment; revenue; income or net income; operating income or net operating income; operating profit or net operating profit (whether before or after taxes); economic profit or profit margin; operating margin; return on operating revenue; tangible capital or return on tangible capital; market share; contract awards or backlog; distribution, selling, general, and/or administrative expenses; overhead or other expense reduction; growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; credit rating or credit rating measures; dividend payment yield or growth or dividend payout ratio; improvement in workforce diversity; customer satisfaction, retention, or loyalty; employee satisfaction or retention; service levels; net working capital or net working capital days; days sales outstanding; days inventory on hand; days payable outstanding; capital expenditures; generics penetration; and preferred product growth. The number or amount of shares, stock options, cash, or other benefits granted, issued, retainable, payable, or vested under an award when performance criteria are satisfied may be reduced by the administrator on the basis of such further considerations, such as satisfaction of other performance goals, as it determines appropriate in its sole discretion. Certain modifications may be made by the administrator to the performance criteria except to the extent that such modifications (other than in connection with a change of control) would result in the award no longer qualifying for the “performance-based compensation” exemption under Section 162(m) of the Code.

Limited transferability.  The administrator may only provide for transferability of awards under the 2011 LTIP if the awards are not transferred in exchange for consideration. Otherwise, recipients may not transfer awards under the 2011 LTIP other than by beneficiary designation, will, or the laws of descent and distribution.

Termination of employment.  The 2011 LTIP provides that the administrator will determine at the time of grant (subject to subsequent modification) the effect that a participant’s termination of employment will have on awards granted under the 2011 LTIP.

Adjustments.  The share limits in the 2011 LTIP, as well as the number and kind of shares covered by outstanding stock options, stock appreciation rights, stock awards, and other stock-based awards, and the prices per share applicable thereto, must be adjusted in certain situations as provided in the 2011 LTIP, including a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of Cardinal Health, or a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation, or similar event affecting Cardinal Health or any of its subsidiaries.

Change of control.  Unless otherwise determined by the administrator or set forth in an award agreement or as provided for in an individual severance or employment agreement, upon a change of control under the 2011 LTIP, vesting of awards will accelerate only if (i) the surviving entity does not provide a qualifying “replacement award” to the participant to replace or adjust each outstanding award, or (ii) within two years after the change of control, the participant terminates his or her employment for “good reason,” the participant’s employment is terminated by the surviving entity other than for “cause,” or the participant dies or is disabled. If a participant’s employment is terminated under those circumstances, stock options and stock appreciation rights that he or she held at the time of the change of control that were replaced will remain exercisable for up to three years. An award qualifies as a “replacement award” if it is of the same type as the replaced award; its value is at least equal to that of the replaced award; it is based on publicly traded equity securities of the successor or an affiliate; and the U.S. tax consequences, if applicable, and the other terms and conditions of the replacement award are no less favorable to the participant when compared to the replaced award.

The 2011 LTIP includes a definition of “change of control.” In general, a change of control will be deemed to have occurred if:

•	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

•

during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2011 LTIP;

•

there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health’s assets, or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.

Recoupment.  The administrator may require repayment to us of all or any portion of any award if the amount of the award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of our financial statements, the participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the participant would have been lower than the amount actually paid had the financial results been properly reported. These provisions will not apply after a change of control.

Moreover, the 2011 LTIP will be administered in compliance with any rules or regulations implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act’s mandatory recoupment requirements. Under those rules and regulations, we expect to implement and disclose additional policies with respect to the recovery of incentive-based compensation paid to current or former executive officers following an accounting restatement due to material noncompliance with financial reporting requirements under the securities laws.

Tax withholding.  Each participant must pay us, or make arrangements satisfactory to us regarding the payment of, any federal, state, local, or foreign taxes of any kind required to be withheld with respect to any award under the 2011 LTIP no later than the date when any amount under the award first becomes includible as compensation for any tax purposes for which we have a tax withholding obligation. Unless otherwise determined by the administrator, withholding obligations may be settled with shares, including shares that are part of the award giving rise to the withholding requirement, but no more than the legally required minimum withholding may be settled with shares. Our obligations under the 2011 LTIP will be conditional on such payment or arrangements, and we will, to the extent permitted by law, have the right to deduct any such taxes from any vested shares or any other payment due to the participant at that time or at any future time.

Termination and amendment.  The 2011 LTIP will become effective if and when it is approved by shareholders. It will remain in effect for 10 years unless terminated earlier under its terms. Awards granted prior to termination of the 2011 LTIP will remain outstanding in accordance with their terms. The administrator may amend, alter, or discontinue the 2011 LTIP or any award agreement, but any such amendment will be subject to approval of our shareholders in the manner and to the extent required by applicable laws, including stock exchange listing standards. In addition, unless approved by our shareholders, and subject to the adjustment provisions of the 2011 LTIP, no such amendment will be made that would increase the maximum aggregate number of shares which may be issued based on awards granted under the plan; reduce the minimum exercise price or base price, as applicable, for stock options or stock appreciation rights; or result in a repricing of outstanding stock options or stock appreciation rights as described in Sections 8(c) and 10(b) of the 2011 LTIP, respectively.

No amendment, suspension, or termination of the 2011 LTIP may impair the rights of any participant with respect to an outstanding award unless agreed to by the participant and Cardinal Health. Other than following a change of control, no such agreement will be required if the administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for Cardinal Health, the 2011 LTIP, or the award to satisfy any applicable law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such award, or that any such diminishment has been adequately compensated.

New Plan Benefits

The benefits that will be awarded or paid under the 2011 LTIP currently are not determinable. The awards granted under the 2011 LTIP will depend on the administrator’s actions and the fair market value of shares at various future dates, and the administrator has not determined future awards or who might receive them. As a result, it is not possible to determine the benefits that executive officers and other employees will receive if the 2011 LTIP is approved by the shareholders.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the 2011 LTIP based on the law in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state, or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the 2011 LTIP set forth in Appendix A and consult with a tax advisor as to specific questions relating to tax consequences of participation in the 2011 LTIP.

Federal Income Tax Consequences to Participants

Nonqualified stock options.  In general, (i) an optionee will not recognize income at the time a nonqualified stock option is granted, (ii) when a nonqualified stock option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (iii) when shares acquired under the exercise of a nonqualified stock option are sold, appreciation (or depreciation) in the value of the shares after the exercise date will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

Incentive stock options.  An optionee generally will not recognize income when an ISO is granted or exercised. However, the exercise of an ISO may result in alternative minimum tax liability. If shares are issued to the optionee under the exercise of an ISO, and if the optionee does not make a disqualifying disposition of such shares within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon the sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

Stock appreciation rights.  A participant will not recognize any income in connection with the grant of a tandem stock appreciation right or a free-standing stock appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares received as a result of the exercise.

Stock awards—restricted shares.  The recipient of a stock award in the form of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the underlying shares (reduced by any amount paid by the participant for such shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a participant may, within 30 days of the date of transfer of the shares, elect under Section 83(b) of the Code to have taxable ordinary income on the date of transfer equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a participant does not make a Section 83(b) election, any dividends received with respect to shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Stock awards—restricted share units.  No income generally will be recognized upon the grant of stock awards in the form of RSUs, PSUs, or other share units. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Cash awards.  A recipient generally will not recognize any income upon the grant of a cash award. Upon payment in respect of the earn-out of a cash award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the cash or other property received and the fair market value of any unrestricted shares received.

Federal Income Tax Consequences to Cardinal Health or its Subsidiary

At the time and to the extent that a recipient recognizes ordinary income in the circumstances described above, Cardinal Health or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. As noted above, we may grant awards under the 2011 LTIP that are not designed to qualify as “performance-based” under Section 162(m), and awards intended to qualify as “performance-based” may not qualify for deductibility under Section 162(m).

The Board recommends that you vote FOR the proposal to approve the 2011 LTIP.

PROPOSAL 4—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Beginning this year, U.S. public companies are required under recently enacted Section 14A of the Exchange Act to hold a “say on pay” advisory vote. In accordance with this new law, we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executives, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement for the Annual Meeting.

As described below in the Compensation Discussion and Analysis, we have designed our executive compensation program to deliver a competitive package to attract, motivate, and retain key executives and to align their compensation with our overall business goals, core values, and shareholder interests. To that end, the Compensation Committee has established an executive compensation program with these guiding principles:

•	we have a pay-for-performance orientation, meaning that a substantial portion of executive pay is tied to performance;

•	we emphasize long-term performance through the use of equity awards to more closely align our executives’ interests with our shareholders’ interests; and

•	we provide opportunity for individual wealth accumulation through long-term incentives and deferred compensation, rather than through pensions.

Consistent with these principles, approximately 60% of each named executive officer’s target total direct compensation during fiscal 2011 was in the form of performance-based compensation (i.e., annual cash incentive and stock options). To further enhance the link between executive pay and performance, the Compensation Committee changed our long-term incentive award mix for fiscal 2012, introducing three-year performance share units for senior executives, as discussed on page 36 of the Compensation Discussion and Analysis.

Fiscal 2011 was an outstanding year for us. We achieved record revenue of $103 billion and increased our non-GAAP diluted earnings per share from continuing operations by 20% to $2.672 (and on a GAAP basis, by 69% to $2.74). As discussed in further detail in the Compensation Discussion and Analysis, the Compensation Committee’s decisions regarding the named executives’ compensation reflect our performance achievements during the fiscal year, including funding the fiscal 2011 annual cash incentive pool at 110% of target, driven by above-target earnings before interest and taxes and better than target tangible capital performance.

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 36 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes, and narrative appearing on pages 46 through 59, which provide detailed information on the compensation of our named executives. The Compensation Committee and the Board believe that the executive compensation program articulated in the Compensation Discussion and Analysis is effective in achieving our goals and that the compensation of our named executives reported in this proxy statement has supported and contributed to our success.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement for the Annual Meeting.

[2]	We provide a reconciliation of the differences between these non-GAAP financial measures and their most directly comparable GAAP financial measures in Appendix B to this proxy statement.

PROPOSAL 5—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required under recently enacted Section 14A of the Exchange Act, we also are asking shareholders to vote on whether future advisory votes on executive compensation (like Proposal 4 above) should occur once every one, two, or three years. This vote is not binding on the Board. Based on input from shareholders, the Board has determined that holding an advisory vote on executive compensation every year is most appropriate for us at this time, and recommends that shareholders vote to hold such votes every year. Given that advisory votes on executive compensation are new, holding an annual advisory vote provides us with more direct and immediate insight into our shareholders’ views on our executive compensation program.

Although this advisory vote is not binding on the Board, we will carefully review the voting results on this proposal. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to vary its practice on the frequency of advisory votes on executive compensation based on factors such as discussions with shareholders.

You may specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. You are not voting to approve or disapprove the Board’s recommendation.

The Board recommends that you vote to conduct future advisory votes on executive compensation every ONE YEAR.

PROPOSAL 6—SHAREHOLDER PROPOSAL REGARDING AN AMENDMENT TO OUR CODE OF REGULATIONS TO REQUIRE THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below. Michael J. Barry submitted this proposal on behalf of Norges Bank Investment Management, P.O. Box 1179 Sentrum, 0107 Oslo, Norway, a shareholder owning over $2,000 in market value of our common shares as of May 18, 2011.

The shareholder proposal and supporting statement reads as follows:

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

Add a new Section 3.8:

“Notwithstanding any other provision of these regulations, the chairman of the board shall be a director who is independent from the Company. For purposes of this regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Company’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the board of directors determines that a chairman who was independent at the time he or she was selected is no longer independent, the board of directors shall select a new chairman who satisfies the requirements of this regulation within 60 days of such determination. Compliance with this regulation shall be excused if no director who qualifies as independent is elected by the shareholders or if no director who is independent is willing to serve as chairman of the board. This regulation shall apply prospectively, so as not to violate any contractual obligation of the Company in effect when this regulation was adopted.”

Add to the end of Section 3.1:

“except that no person shall serve concurrently as chief executive officer and chairman of the board.”

SUPPORTING STATEMENT

A goal of Norges Bank, the central bank of Norway, is to safeguard long-term financial interests through active ownership. In furtherance of that goal, Norges Bank believes that corporate boards should be structured to ensure independence and accountability to shareholders. The roles of chairman of the board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of the responsibilities between these positions to ensure a balance of power and authority on the board. Approximately 43% of S&P 1500 companies have separate CEO and chairman positions.

The board should be led by an independent chairman. Such a structure will put the board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction, and support management in taking a long-term view in the development of business strategies. An independently led board is better able to oversee and give guidance to Company executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent chairman will be a strength to the Company when the board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

We therefore urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition to Proposal 6

Your Board recommends a vote AGAINST Proposal 6, a proposed amendment to Cardinal Health’s Regulations to require that the Chairman be independent. We believe that our shareholders benefit from a governance structure that allows the Board appropriate flexibility to implement the leadership structure that best serves the interests of Cardinal Health and our shareholders at any given time. We further believe that our current board structure and governance practices, including an independent Presiding Director, provide strong leadership as well as effective, independent oversight of management at this time. Our current practice of combining the Chief Executive Officer and Chairman positions is something we evaluate as part of our review of Cardinal Health’s overall corporate governance practices.

As stated in our Corporate Governance Guidelines, the Board believes that it is in the best interests of Cardinal Health for the Board to retain the flexibility to decide who should serve as Chairman and Chief Executive Officer, and whether the offices should be combined or separate, based upon the circumstances facing us at any given time. This enables the Board to assess our opportunities and challenges and organize our leadership structure appropriately. The proposal to amend the Regulations to require an independent chairman would limit the ability of the Board to select the director the Board believes is best suited to serve as Chairman.

At the present time, especially as we address the challenges of a difficult economy and continuing changes in the healthcare markets, the Board believes that the most effective leadership structure is for our Chief Executive Officer to serve as Chairman. This structure fosters clear accountability, effective decision-making, and alignment between the Board and management, and allows one person to speak on behalf of the company to customers, vendors, regulators, and employees. Furthermore, this structure enables Mr. Barrett to ensure that the Board’s agenda responds to our strategic challenges, that the Board is presented with information required for it to fulfill its responsibilities, and that Board meetings are as productive and effective as possible.

Of the largest 100 public companies recently surveyed by Shearman & Sterling LLP (as reported in its 2010 Corporate Governance of the Largest US Public Companies—General Governance Practices report), only 17 had an independent chairman. Furthermore, according to the 2010 Spencer Stuart Board Index (released October 2010) available at www.spencerstuart.com, only 19% of the boards of directors of S&P 500 companies had an independent chairman.

As noted above, the Board is committed to effective corporate governance and promoting a strong, independent Board. All but one of our directors are independent as defined under the NYSE regulations and the Corporate Governance Guidelines, and each of the Audit, Nominating and Governance, and Compensation Committees is comprised entirely of independent directors. In addition, the independent directors annually elect an independent director to serve as the Presiding Director. The Presiding Director presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; has the authority to call additional executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors; approves the information sent to the Board and the agenda and schedule for Board meetings; and makes himself available, as deemed appropriate by the Board, to consult and communicate directly with major shareholders.

Accordingly, the Board believes that the proposal to amend the Regulations to require that the Chairman be independent regardless of the circumstances is a rigid, one-size-fits-all approach that unnecessarily limits the flexibility of the Board to implement governance structures that best serve the interests of shareholders and Cardinal Health. The Board believes that our Corporate Governance Guidelines already provide strong corporate governance and promote independent leadership, and that the combined role of Chairman and Chief Executive Officer is in the best interests of Cardinal Health and our shareholders at this time.

The Board recommends a vote AGAINST the adoption of this shareholder proposal.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors

Our Board of Directors consists of 12 members. The Board held seven meetings during fiscal 2011. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during fiscal 2011. All members of the Board at the time of the 2010 Annual Meeting of Shareholders attended that meeting, except Dr. Mongan, who was unable to attend due to health-related considerations. Absent unusual circumstances, each director is expected to attend the Annual Meeting.

Committees of the Board of Directors

The Board has established four committees: the Audit Committee, the Nominating and Governance

Committee, the Human Resources and Compensation Committee (the “Compensation Committee”), and the Executive Committee. The charter for each committee is available on our website, at www.cardinalhealth.com, under “Investors —Corporate Governance: Board committees/charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

During fiscal 2011, each member of the Audit, Nominating and Governance, and Compensation Committees was determined by the Board to be independent as defined by the rules of the NYSE and in accordance with our Corporate Governance Guidelines, as discussed in more detail below. The table below identifies the current committee members.

Name	Audit(1)	Nominating and Governance	Human Resources and Compensation	Executive
Colleen F. Arnold		X
George S. Barrett				Chair
Glenn A. Britt	Chair			X
Carrie S. Cox	X
Calvin Darden			X
Bruce L. Downey	X
John F. Finn	X	X		X
Gregory B. Kenny		X	Chair	X
David P. King(2)
Richard C. Notebaert(3)		X	X	X
David W. Raisbeck		Chair	X	X
Jean G. Spaulding, M.D.			X

(1)	Dr. Mongan served on the Audit Committee until he resigned from the Board on April 18, 2011 due to health-related considerations.
(2)	The Board has not yet appointed Mr. King, who joined the Board in September 2011, to a committee.
(3)	The Board appointed Mr. Notebaert to serve on the Nominating and Governance and Compensation Committees, effective April 7, 2011.

The Audit Committee. The Audit Committee’s primary duties are to assist the Board in monitoring:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications, independence, and performance;

•	the ethics and compliance program and our compliance with legal and regulatory requirements;
•	our process for assessing and managing risk; and

•	the performance of our internal audit function.

The Audit Committee reviews quarterly and annual financial statements before they are filed or announced. It also reviews matters such as the significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles; the effect of regulatory and accounting initiatives; and the adequacy and effectiveness of our internal controls and disclosure controls and procedures.

The Audit Committee obtains reports from our Chief Legal and Compliance Officer regarding our ethics and compliance program, including compliance by Cardinal Health and its subsidiaries and foreign affiliates with applicable legal requirements and the Standards of Business Conduct described below. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies.

The Audit Committee pre-approves all services provided by the independent auditor and appoints, compensates, and oversees the independent auditor’s work, including resolution of any disagreements with management regarding financial reporting. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department.

During fiscal 2011, the Audit Committee met seven times. The Board has determined that each of Messrs. Britt, Downey, and Finn is an “audit committee financial expert” for purposes of the rules of the SEC.

The Nominating and Governance Committee. The Nominating and Governance Committee’s primary duties are to:

•	identify and recommend to the Board individuals qualified to become Board members (consistent with criteria approved by the Board);

•	develop and review our Corporate Governance Guidelines;

•	perform a leadership role in shaping and overseeing our corporate governance practices; and

•	oversee the annual evaluation of the Board’s effectiveness and performance.

The Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates; reviews and considers any Board candidates recommended by shareholders; assesses the qualification, attributes, skills, contributions, and independence of individual incumbent directors; recommends to the Board changes in the structure, composition, and function of the Board’s committees; and considers and makes recommendations to the Board regarding director resignations.

During fiscal 2011, the Nominating and Governance Committee met five times.

Human Resources and Compensation Committee. The Compensation Committee’s primary duties are to:

•

develop an executive compensation program to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, and evaluate his performance;

•	approve compensation for our other executive officers and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board;

•	oversee the management succession process for the Chief Executive Officer and senior executives;

•	oversee workplace diversity initiatives and progress;

•	consult with management on major policies affecting employee relations;

•	oversee and assess the appropriateness of any material risks arising from or related to compensation programs or arrangements; and

•	consider and recommend to the Board the frequency of the advisory vote on executive compensation.

The Compensation Discussion and Analysis, which begins on page 36, discusses how the Compensation Committee makes compensation-related decisions regarding our executive officers. In addition, during fiscal 2011, the Compensation Committee reviewed with the Board management succession for the Chief Executive Officer and other senior executives, including emergency succession plans. The Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other senior management. Generally, the Compensation Committee may delegate to our officers authority to administer the plans, including selecting participants and determining award levels within plan parameters, but may not delegate any such responsibility with respect to our officers subject to Section 16 of the Exchange Act.

During fiscal 2011, the Compensation Committee met six times.

The Executive Committee. In addition to the above committees, the Board also has established the Executive Committee, comprised of the Chairman and Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance, and Compensation Committees, the Presiding Director, and Mr. Notebaert. The Executive Committee acts from time to time on behalf of the Board to perform certain duties when specific authority is delegated to it by the Board or to consider or act upon a matter promptly.

During fiscal 2011, the Executive Committee met once.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other nominees, which criteria are discussed below under “Director Qualification Standards and Performance Assessment.” Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the committee for consideration at the 2012 annual meeting of shareholders, a shareholder recommendation must be received no later than May 17, 2012, and must contain the following information:

•	the name and address of the nominating shareholder;

•	the name and address of the person recommended for nomination;

•	a representation that the shareholder is a holder of our common shares entitled to vote at the meeting;

•	a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly at an annual meeting of shareholders in accordance with the procedures in our Code of Regulations should follow the instructions under “Future Shareholder Proposals” on page 63.

Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director, or the independent directors as a group, by writing to the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, or sending an e-mail to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee or director. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, and mass mailings, business solicitations and advertisements.

Corporate Governance Guidelines

You can find the full text of our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Corporate Governance Guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Director Independence

The Board has established standards, embodied in our Corporate Governance Guidelines, to assist it in determining director independence. Under these standards, an “independent director” is a director who:

•	is not, and has not during the last three years been, an employee of Cardinal Health;

•	does not have an immediate family member who is, or has during the last three years been, an executive officer of Cardinal Health;

•

has not received more than $120,000 in direct compensation from Cardinal Health, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), in any 12-month period during the last three years;

•

does not have an immediate family member who has received, other than for service as an employee (who is not an executive officer), more than $120,000 in direct compensation from Cardinal Health in any 12-month period during the last three years;

•

is not a current partner or employee of our internal or external auditor, and was not during the last three years a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•

does not have an immediate family member who is a current partner of our internal or external auditor or who, during the last three years, was a partner or employee of our internal or external auditor who personally worked on our audit within that time;

•

is not and has not during the last three years been employed, and whose immediate family member is not and has not been during the last three years been employed, as an executive officer of another company during a time when any of our present executive officers served on that other company’s compensation committee;

•

is not, and whose immediate family member is not, serving as a paid consultant or advisor to Cardinal Health or to any of our executive officers, or a party to a personal services contract with us or with any of our executive officers;

•

is not a current employee of, and whose immediate family member is not a current executive officer of, a company that has made payments to, or received payments from, Cardinal Health for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•

is not, and whose spouse is not, an executive officer of a non-profit organization to which we or our foundation have made contributions during the past three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (excluding amounts that we contribute under matching gifts programs); and

•	has no other material relationship with Cardinal Health (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us).

The Board assesses at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, determines which members are independent. The Board has determined that each of Messrs. Britt, Downey, Darden, Finn, Kenny, King, Notebaert, and Raisbeck, Mmes. Arnold and Cox, and Dr. Spaulding is independent under the listing standards of the NYSE and our Corporate Governance Guidelines. The Board determined that

Mr. Notebaert was independent during fiscal 2011 after his brother retired as an executive with one of our customers. The Board also had determined that Dr. Mongan was independent during his service.

In determining that Ms. Arnold, an executive officer of IBM, is independent, the Nominating and Governance Committee and the Board considered our relationship with IBM, from which we purchase equipment and services in the ordinary course of business. IBM is the major service provider on a business transformation project for our Medical segment, which includes several important information technology systems. Our aggregate payments to IBM were substantially less than 1% of IBM’s consolidated gross revenues for each of 2009, 2010, and 2011.

Director Qualification Standards and Performance Assessment

The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members and develops criteria for identifying and evaluating qualified Board candidates. These criteria, as described in our Corporate Governance Guidelines, include business experience, qualifications, attributes, and skills; independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; and the absence of potential conflicts with our interests. We are particularly interested in individuals with relevant industry background (including healthcare and supply chain and logistics) and experience in operations, management, technology, accounting and finance, leadership, strategic planning, and international markets.

The Nominating and Governance Committee considers the foregoing criteria when assessing the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board, including race and gender diversity. The Nominating and Governance Committee assesses the effectiveness of this process by gathering data and discussing the diversity of the Board in the annual self-assessment for the Nominating and Governance Committee and the Board.

If the Nominating and Governance Committee believes that a potential candidate may be appropriate for the Board, the committee takes time to learn more about the candidate and gives the candidate an opportunity to learn more about Cardinal Health, the Board, and its governance practices. Ultimately, the Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

During fiscal 2011, the Nominating and Governance Committee engaged a search firm to assist with identifying and evaluating potential Board candidates. Mr. Barrett first identified Mr. King as a potential candidate for consideration by the search firm and the Nominating and Governance Committee.

The Nominating and Governance Committee assesses Board performance by overseeing an annual evaluation of the Board, the results of which are discussed with the full Board. Each of the Audit, Nominating and Governance, and Compensation Committees conducts an annual self-assessment. In addition, the Nominating and Governance Committee periodically conducts an individual evaluation of each director, the results of which are shared with each individual director.

Board Leadership Structure

Under our Corporate Governance Guidelines, the Board is responsible for selecting the Chairman of the Board and the Chief Executive Officer. The Board currently combines these roles. The independent directors annually elect another independent director to serve as Presiding Director. Especially as we continue to address the challenges of a difficult economy and changes in the healthcare markets, the Board believes this structure provides the most effective leadership model. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment between the Board and management, and allows one person to speak on our behalf to customers, vendors, regulators, and employees. At the same time, by appointing an independent Presiding Director, convening regular executive sessions of the independent directors, and having independent committees and all but one of our directors independent, the Board believes it maintains effective oversight of management. The Board periodically reviews and assesses its leadership structure to ensure it is appropriate for the circumstances.

Mr. Finn has been the Presiding Director since September 2009. The Presiding Director’s authority and responsibilities enhance the independent oversight of our management. The Presiding Director presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; has the authority to call additional executive sessions of the independent directors; serves as a liaison between the Chairman and the independent directors; approves the information sent to the Board and the agenda and schedule for Board meetings; and makes himself available, as deemed appropriate by the Board, to consult and communicate directly with major shareholders.

During fiscal 2011, our non-management directors met in executive session five times. Two of these meetings occurred after the Board determined that Mr. Notebaert once again qualified as an independent director and therefore constituted executive sessions of independent directors.

Risk Oversight

The Board’s role in risk oversight. The Board is responsible for overseeing our policies and procedures for assessing and managing risk. Management is responsible for assessing and managing our exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and procedures. Management also is responsible for advising the Board about our most significant risks and our plans for managing those risks.

To assist the Board and management in exercising their respective responsibilities, we have developed an enterprise risk management program overseen by our Chief Legal and Compliance Officer. Under this program, management identifies and prioritizes enterprise risks and develops systems to assess, monitor, and mitigate those risks. Senior management and the full Board review and discuss any risk deemed significant. The Audit Committee assists the Board by monitoring our process for identifying, assessing, and managing risk and major financial and other significant risk exposures.

Risk assessment in compensation programs. Management, under the Compensation Committee’s oversight and with assistance from the Compensation

Committee’s compensation consultant, has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment process included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that may raise material risks, and evaluating other controls and processes designed to identify and manage risk. The risk assessment was presented to and discussed with the Compensation Committee.

Policies on Business Ethics

We maintain written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior and that are designed to protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors—Corporate Governance: Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Any waiver of the Standards of Business Conduct for directors or executive officers must be approved by the Audit Committee. We will disclose future amendments to our Standards of Business Conduct and waivers from the Standards of Business Conduct for our principal executive officer, principal financial officer, and principal accounting officer, or persons performing similar functions, and our other executive officers and directors on our website within four business days following the date of the amendment or waiver.

Our Chief Legal and Compliance Officer has responsibility for our ethics and compliance functions and authority to implement and maintain an effective ethics and compliance program. He also has responsibility to provide reports reviewing our ethics and compliance program on a quarterly basis to the Audit Committee and at least annually to the Board.

Resignation Policy for Incumbent Directors Not Receiving Majority Votes

Our Corporate Governance Guidelines require any incumbent director who is not re-elected by shareholders in an uncontested election to promptly tender a resignation to the Chairman. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Board follows a written policy that the Audit Committee must approve or ratify any transaction exceeding $120,000 in which we are a participant and any related party has a direct or indirect material interest. Related parties include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals.

Once a transaction is identified as requiring approval, the Audit Committee will review all of the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and us and the nature of the related party’s relationship with us, and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.

Related Party Transactions

Since July 1, 2010, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2011 with management and with Ernst & Young, our independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with

Ernst & Young its independence from Cardinal Health. The Audit Committee also has considered whether Ernst & Young could provide non-audit services to Cardinal Health and remain independent.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for fiscal 2011 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Glenn A. Britt, Chairman

Carrie S. Cox

Bruce L. Downey

John F. Finn

INDEPENDENT ACCOUNTANTS

Fees Paid to Independent Accountants

The table below sets forth the fees billed to us by Ernst & Young for services in the fiscal years ended June 30, 2011 and 2010.

	Fiscal Year Ended June 30, 2011	Fiscal Year Ended June 30, 2010
Audit fees(1)	$5,414,207	$7,046,806
Audit-related fees(2)	1,879,426	1,623,948
Tax fees(3)	1,799,463	1,049,018
All other fees	0	0

Total fees	$9,093,096	$9,719,772

(1)

Audit fees include fees paid to Ernst & Young related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements.

(2)

Audit-related fees include fees for services related to acquisitions and divestitures of certain businesses, audit-related research and assistance, internal control reviews, service auditor’s examination reports, and employee benefit plan audits.

(3)

Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young for tax compliance and other tax-related services for fiscal 2011 were $331,135 and $1,468,328, respectively, and for fiscal 2010 were $211,827 and $837,191, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to ensure that the accountants remain independent from Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.

Under the policy, the Audit Committee annually pre-approves certain services within established dollar thresholds. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins. The Audit Committee also must separately pre-approve any engagement to provide non-audit services related to internal control over financial reporting.

The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.

All audit and non-audit services provided for us by Ernst & Young for fiscal 2011 and 2010 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of our common shares and the percentage of our common shares outstanding represented by such ownership by:

•	our directors;

•	each person known by us to own beneficially more than 5% of our outstanding common shares;
•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.

Except as otherwise described in the notes below, all information is as of September 6, 2011, and the listed beneficial owners have sole voting and investment power.

	Common Shares		Additional Restricted Share Units(11)
Name of Beneficial Owner	Number Beneficially Owned	Percent of Class
Wellington Management Company, LLP(1)	35,449,726	10.1%	—
BlackRock, Inc.(2)	23,307,378	6.7%	—
Capital World Investors(3)	21,882,424	6.3%	—
Colleen F. Arnold(4)(6)	19,276	*	10,356
George S. Barrett(5)	1,461,925	*	170,559
Glenn A. Britt(4)(6)	15,387	*	9,101
Carrie S. Cox	0	*	7,093
Calvin Darden(4)(6)	29,993	*	10,395
Bruce L. Downey(4)	10,652	*	9,174
John F. Finn(4)(6)(7)	78,575	*	11,648
Jeffrey W. Henderson(5)	619,318	*	51,177
Michael C. Kaufmann(5)(8)	285,309	*	63,297
Gregory B. Kenny(4)(6)	23,628	*	10,371
David P. King	40	*	2,845
Michael A. Lynch(5)	534,660	*	42,190
Craig S. Morford(5)	149,550	*	32,575
Richard C. Notebaert(4)(6)	65,809	*	10,395
David W. Raisbeck(4)(6)	49,054	*	10,395
Jean G. Spaulding, M.D.(4)(6)(9)	50,529	*	10,395
All Executive Officers and Directors as a Group (19 Persons)(10)	3,787,722	1.1%	513,082

*	Indicates beneficial ownership of less than 1% of the outstanding common shares.
(1)

Based on information obtained from a Schedule 13G/A filed with the SEC on April 11, 2011, by Wellington Management, located at 280 Congress Street, Boston, Massachusetts 02210. Wellington Management reported that, as of March 31, 2011, it had shared voting power with respect to 12,650,281 common shares and shared dispositive power with respect to all common shares shown in the table. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own such shares, which are held of record by clients of Wellington Management. The number of common shares held by Wellington Management may have changed since the filing of the Schedule 13G/A.

(2)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 3, 2011 by BlackRock, Inc., located at 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. reported that, as of December 31, 2010, it had sole voting and dispositive power with respect to all common shares shown in the table. The number of common shares held by BlackRock, Inc. may have changed since the filing of the Schedule 13G/A.

(3)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 14, 2011 by Capital World Investors, a division of Capital Research and Management Company. The address of Capital World Investors is 333 South Hope Street, Los Angeles,

California 90071. Capital World Investors reported that, as of December 31, 2010, it had sole voting power with respect to 11,941,424 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital World Investors may have changed since the filing of the Schedule 13G/A.

(4)

Common shares and the percent of class listed as being beneficially owned by our non-management directors include outstanding stock options that are currently exercisable or will be exercisable within 60 days of September 6, 2011, as follows: Ms. Arnold—18,071 shares; Mr. Britt—11,391 shares; Mr. Darden—25,023 shares; Mr. Downey—10,652 shares; Mr. Finn—39,487 shares; Mr. Kenny —18,175 shares; Mr. Notebaert—39,488 shares; Mr. Raisbeck—39,147 shares; and Dr. Spaulding —39,138 shares.

(5)

Common shares and the percent of class listed as being beneficially owned by our named executives include (a) outstanding stock options that are currently exercisable or will be exercisable within 60 days of September 6, 2011, as follows: Mr. Barrett—1,273,517 shares; Mr. Henderson—542,709 shares; Mr. Kaufmann—269,478 shares; Mr. Lynch—484,656 shares; and Mr. Morford—135,010 shares; and (b) outstanding RSUs that will be settled in common shares within 60 days of September 6, 2011, as follows: Mr. Barrett—52,156 shares; Mr. Henderson—9,875 shares; and Mr. Lynch—8,465 shares.

(6)

Common shares and the percent of class listed as being beneficially owned by our non-management directors include phantom stock over which the participants solely have voting rights under our Deferred Compensation Plan as of September 6, 2011, as follows: Ms. Arnold—1,205 shares; Mr. Britt—3,996 shares; Mr. Darden—3,835 shares; Mr. Finn—12,175 shares; Mr. Kenny—5,453 shares; Mr. Notebaert— 12,236 shares; Mr. Raisbeck—6,422 shares; and Dr. Spaulding—11,241 shares.

(7)	Includes 357 common shares held by Mr. Finn’s spouse.
(8)	Includes 32 common shares held by Mr. Kaufmann’s spouse.
(9)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.
(10)

Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding stock options for an aggregate of 3,276,970 common shares that are currently exercisable or will be exercisable within 60 days of September 6, 2011; and (b) an aggregate of 80,346 outstanding RSUs that will be settled in common shares within 60 days of September 6, 2011.

(11)

Additional Restricted Share Units include vested and unvested RSUs that will not be settled in common shares within 60 days of September 6, 2011. Such RSUs do not confer voting rights and are not considered “beneficially owned” shares under the SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to us during fiscal 2011 and written representations regarding the same, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Fiscal 2011 business performance and executive pay highlights. Fiscal 2011 was an outstanding year for us. We achieved record revenue of $103 billion and increased our non-GAAP diluted earnings per share from continuing operations by 20% to $2.673 (and on a GAAP basis, by 69% to $2.74). We also increased our cash dividends by 11% in fiscal 2011 and by another 10% so far in fiscal 2012. Our total shareholder return was 38% during fiscal 2011 and was 90% from the August 2009 spin-off of CareFusion Corporation (the “Spin-Off”) through June 30, 2011.

We acted on important strategic priorities that will strengthen our long-term position. We expanded our retail independent customer base significantly with the Kinray acquisition, created strong growth from our generic pharmaceutical programs, significantly enhanced our specialty business with the P4 Healthcare acquisition, and launched a growth platform in China with our Yong Yu acquisition.

Our Pharmaceutical segment profit increased by 26% during fiscal 2011 primarily due to strong performance in our generic pharmaceutical programs, including new generic launches; solid performance under our branded manufacturing agreements; and acquisitions. Our Medical segment profit decreased by 14% and was adversely affected by the increased cost of commodities. But the underlying performance of the Medical segment was strong, and the strategic initiatives we have implemented position us to best serve our customers’ evolving needs.

The Compensation Committee funded the fiscal 2011 annual cash incentive pool at 110% of target, driven by above-target earnings before interest and taxes (“EBIT”) and better than target tangible capital performance. The Committee then awarded payouts for the executive officers in the tables beginning on page 46 (the “named executives”) that ranged from 65% to 150% of target based on individual and applicable segment performance.

In addition, as in past years, a substantial majority of the named executives’ compensation was in the form of stock options and restricted share units (“RSUs”), providing a strong incentive to increase shareholder value, and approximately 60% of each named executive’s target total direct compensation was performance-based.

Introduction of performance share unit program for fiscal 2012. In August 2011, the Compensation Committee changed our long-term incentive award mix, introducing three-year performance share units (“PSUs”) to incent and retain our executives and further align their interests with those of our shareholders; to further align with the pay practices of our Comparator Group companies; and to respond to the views of our shareholders. As a result, the target value of fiscal 2012 long-term incentive awards (granted in August 2011) for named executives was one-third each of stock options, RSUs, and PSUs.

The PSUs pay out based on (i) the growth rate in non-GAAP earnings per share and (ii) dividend yield over the performance period. These two measures are key components of an internal operational total shareholder return formula that we believe has a strong correlation to our external total shareholder return (i.e., share price appreciation plus dividends).

Corporate governance highlights. The Compensation Committee is briefed regularly on best practices and corporate governance developments relating to executive compensation. Our executive compensation policies and practices include:

•	Independent compensation committee. The Committee, which is comprised solely of independent directors, approves all compensation for our named executives.

•	Independent compensation consultant. The Compensation Committee has retained an independent compensation consultant.

•	Limited employment agreements. Other than the Chief Executive Officer, no other executive officer has an employment agreement with us.

•	Limited perquisites. Subject to an annual limit, our Chief Executive Officer is permitted personal use of corporate aircraft. Otherwise, executives receive only minimal perquisites.

[3]	We provide a reconciliation of the differences between these non-GAAP financial measures and their most directly comparable GAAP financial measures in Appendix B to this proxy statement.

•	No excise tax gross-ups. We do not provide our executives with “excise tax gross-ups” in the event of a change of control.

•	Severance agreement policy. Shareholders must approve agreements with executives if cash severance benefits exceed 2.99 times base salary and bonus.

•	No pensions or SERPS. We do not provide our executives with pensions or supplemental executive retirement plans.

•	Clawbacks. We have clawback provisions in our incentive plans and agreements and our Chief Executive Officer’s employment agreement.

•	Share ownership guidelines and retention requirement. We have share ownership guidelines and a one-year share retention requirement for executives and directors.

•	Double trigger acceleration for equity awards. Our proposed 2011 LTIP has a “double-trigger” acceleration provision for equity vesting upon a change of control.

Objectives of Our Executive Compensation Program

We have designed our executive compensation program to deliver a competitive package to attract, motivate, and retain key executives and to align their compensation with our overall business goals, core values, and shareholder interests. To that end, the Compensation Committee has established an executive compensation program with these guiding principles:

•	we have a pay-for-performance orientation, meaning that a substantial portion of executive pay is tied to performance;

•

we emphasize long-term performance through the use of equity awards, such as stock options, RSUs, and, beginning in fiscal 2012, PSUs, to more closely align our executives’ interests with our shareholders’ interests; and

•	we provide opportunity for individual value accumulation through long-term incentives and deferred compensation, rather than through pensions.

The Design of Our Executive Compensation Program

Primary elements of compensation in fiscal 2011. When making compensation determinations for our named executives, our Compensation Committee focuses on target total direct compensation (base salary, target annual cash incentive, and target long-term incentives). The table below provides an overview of these elements of compensation. We rely on these same compensation elements for all of our executive officers.

Compensation Component	Purpose	Key Features

Base salary	Provides a fixed level of cash compensation	• Named executives are eligible for merit increases each year

Annual cash incentive	Motivates and rewards annual financial, non-financial and individual performance

•      The Compensation Committee approves a general funding level based on company performance against pre-established financial goals

•      The Committee then determines individual payouts for each named executive based on individual and segment performance

Long-term incentives (stock options and RSUs)	• Motivates executives by tying incentives to the performance of our shares over the long-term • Retains executives

•      Equity grants combined with share ownership guidelines allow executives to accumulate a meaningful stake over time

•      Options vest ratably over three years and provide actual value only to the extent our share price appreciates

•      RSUs vest ratably over three years, encouraging executives to remain with the company, and their value is linked to our share price

As noted above, for fiscal 2011, approximately 60% of each named executive’s target total direct compensation was performance-based (i.e., annual cash incentive and stock options). The charts below show the percentage of target total direct compensation for fiscal 2011 that was performance-based.

The charts below show the percentage of target total direct compensation for fiscal 2011 made up of annual compensation (base salary and annual cash incentive) and long-term incentives (stock options and RSUs).

Our Comparator Group and benchmarking. In order to be informed about and competitive with compensation practices of similarly situated public companies, the Compensation Committee has developed a “Comparator Group.” Our current Comparator Group reflects the businesses we retained following the Spin-Off and the industry in which we primarily compete for executive talent, including our significant customers and a number of direct competitors and companies in the healthcare field.

In developing the Comparator Group, the Compensation Committee considered, for each prospective constituent company, the number of employees, revenues, operating earnings, market capitalization, operating margin, and five-year total shareholder return. Taking into account the recommendation from its compensation consultant, the Compensation Committee found that the resulting Comparator Group reflects an appropriate balance between industry-focused and other factors that influence peer group selection. The Comparator Group is composed of the following 26 companies:

Aetna	Humana
Allergan	Kimberly-Clark
AmerisourceBergen	LabCorp
Baxter International	McKesson
Becton, Dickinson	Medco Health Solutions
Boston Scientific	Owens & Minor
CIGNA	Quest Diagnostics
Covidien	Sysco
CVS Caremark	Thermo Fisher Scientific
Express Scripts	United Parcel Service
FedEx	Unitedhealth Group
Forest Laboratories	Walgreen
Henry Shein	WellPoint

When making compensation determinations for our named executives, our Compensation Committee targets total direct compensation to generally approximate the 50th percentile of the Comparator Group. Each of the named executives’ target total direct compensation approximated this target for fiscal 2011.

Our Fiscal 2011 Compensation Decisions

Base salary. For fiscal 2011, base salaries were competitive with the 50th percentile of the Comparator Group. In determining base salaries, the Compensation Committee generally considers historic salary levels; market and competitive data for the executive’s position and level of responsibility; individual performance, experience, and skills; and internal pay equity.

During fiscal 2011, the Compensation Committee awarded a merit base salary increase of 3% to each of Messrs. Barrett, Henderson, Kaufmann, and Lynch reflecting individual performance. Mr. Morford received a 6% salary increase to reflect market competitive positioning and individual performance.

Annual cash incentive compensation. Key executive employees, including our named executives, are eligible to receive annual cash incentive awards under our Management Incentive Plan (the “MIP”). The Compensation Committee sets target annual cash incentives as a percentage of base salary based on the

50th percentile of the Comparator Group and internal pay equity considerations. Our employment agreement with Mr. Barrett sets his target annual incentive at not less than 130% of his annual base salary, which remains competitive with the 50th percentile of the Comparator Group.

During the first quarter of fiscal 2011, the Compensation Committee established performance goals for the year under the MIP using two measures of performance: EBIT and tangible capital. (We describe how we calculate these measures under “Executive Compensation—Compensation Plans—Management Incentive Plan” on page 49.) EBIT is adjusted non-GAAP operating earnings, one of our primary measures of operating performance. Tangible capital focuses on the efficient use of capital. Of the two measures, MIP payouts are primarily driven by EBIT performance, reflecting our belief that EBIT has a greater impact on shareholder value.

Also during the first quarter of fiscal 2011, the Compensation Committee approved a payout matrix for the MIP providing for potential payouts ranging from 0% to 200% of target annual cash incentive depending upon achievement of the EBIT and tangible capital goals. The Compensation Committee set the target goals consistent with our Board-approved budget for fiscal 2011. Under the payout matrix, threshold EBIT performance results in 40% funding and maximum EBIT performance results in 200% funding. Once threshold EBIT performance is achieved, tangible capital performance reduces the funding percentage by up to 10% or increases it by up to 15%, but overall MIP funding cannot exceed 200%.

The table below shows our EBIT performance goals at threshold, target, and maximum performance levels and our actual performance for fiscal 2011 (in millions).

Threshold performance (40%)	$1,344
Target performance (100%)	$1,522
Maximum performance (200%)	$1,832
Actual performance	$1,562

Actual tangible capital performance of $1,966 million was better than the $2,321 million target, which had a positive impact on the overall funding level under the payout matrix. We excluded the Kinray and Yong Yu businesses from actual EBIT and tangible capital performance for fiscal 2011 because they were not included in our forecasted results when the Compensation Committee set the performance goals. But, as discussed below, successful completion and integration of the Kinray and Yong Yu acquisitions and these businesses’ performance during fiscal 2011 were considered when assessing individual performance.

During the first quarter of fiscal 2012, the Compensation Committee funded the MIP at 110% based on our actual overall performance for fiscal 2011 and in accordance with the payout matrix. The Compensation Committee then awarded each named executive his annual incentive compensation based on individual and applicable segment performance. The table below shows, for each named executive, the fiscal 2011 target annual incentive as a percentage of base salary (which was unchanged from fiscal 2010), the fiscal 2011 target annual incentive in dollars, and the fiscal 2011 actual annual incentive compensation in dollars.

Name	Title	Fiscal 2011 Target Annual Incentive (Percentage of Base Salary)	Fiscal 2011 Target Annual Incentive Amount	Fiscal 2011 Actual Annual Incentive Compensation
George S. Barrett	Chairman and Chief Executive Officer	130%	$1,599,107	$1,934,919

Jeffrey W. Henderson	Chief Financial Officer	90%	$645,041	$815,977

Michael C. Kaufmann	Chief Executive Officer—Pharmaceutical Segment	90%	$537,041	$804,756

Michael A. Lynch	Chief Executive Officer—Medical Segment	90%	$553,537	$359,799

Craig S. Morford	Chief Legal and Compliance Officer	75%	$353,168	$388,485

The Compensation Committee considered the following factors in determining fiscal 2011 annual cash incentive awards for the named executives:

•

Mr. Barrett received 121% of his target based on our consolidated financial performance and his individual performance in positioning us for future growth with the P4 Healthcare, Kinray, and Yong Yu acquisitions as well as his leadership of other operational and strategic initiatives.

•

Mr. Henderson received 127% of his target based on our consolidated financial performance and his efforts to acquire, integrate, and lead the Yong Yu business and to improve capital management across the company.

•

Mr. Kaufmann received 150% of his target based on our consolidated financial performance, the strong performance of the Pharmaceutical segment and particularly its generic pharmaceutical business, and his efforts to acquire, integrate, and lead the Kinray and P4 Healthcare businesses.

•

Mr. Lynch received 65% of his target based on our consolidated financial performance, implementation of strategic initiatives within the Medical segment, and the financial performance of the Medical segment.

•	Mr. Morford received 110% of his target based on our consolidated financial performance and the continued development of our regulatory and compliance programs.

Long-term incentive compensation. We have designed our long-term incentive compensation program to provide our executives with a mix of equity incentives, vesting over a number of years. For fiscal 2011, the Compensation Committee approved stock option and RSU grants to our named executives under our 2005 Long-Term Incentive Plan (the “2005 LTIP”). For our named executives, we weighted stock options at 65% and RSUs at 35%, which was the same weighting as in fiscal 2010. We believe that this mix provided an appropriate incentive to increase shareholder value and remain with us.

The Compensation Committee determines the size of long-term incentive grants by setting a target multiplier of base salary for each named executive based on the 50th percentile of the Comparator Group and internal pay equity considerations. In accordance with Mr. Barrett’s employment agreement with us, the Compensation Committee established his target long-term incentive multiplier at six times base salary, which remains competitive with the 50th percentile of the Comparator Group. Our other named executives have long-term incentive multipliers of 2.25 to 3.3 times base salary. In some years we may adjust the size of an executive’s annual long-term incentive award to reflect past or expected future individual performance, to provide a retention incentive, or for succession planning.

The table below provides the target long-term incentive compensation and grant date values of actual fiscal 2011 grants for our named executives.

Name	Target Long- Term Incentive Compensation	Fiscal 2011 Actual Long-Term Incentive Grants
		Stock Options(1)		RSUs
George S. Barrett	$7,200,000	$4,680,000		$2,520,000
Jeffrey W. Henderson	$2,310,000	$1,501,500		$808,500
Michael C. Kaufmann	$1,914,000	$1,244,100		$669,900
Michael A. Lynch	$1,980,000	$1,287,000		$693,000
Craig S. Morford	$1,012,500	$0	(2)	$354,375

(1)

When valuing stock options for compensation purposes during fiscal 2011, we assumed the grantee would hold the stock options to term. Using this assumption, fewer stock options were awarded than if we had used the assumption for the expected life of stock options noted in the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal 2011 table.

(2)

Mr. Morford received a “pull forward” grant in fiscal 2010, under which he was granted stock options with a value of $658,125 that otherwise would have been granted as part of his fiscal 2011 annual grant. This “pull forward” grant reflected his responsibilities in guiding the company following the Spin-Off and reinforced post-Spin-Off alignment of his interests with those of our shareholders.

Other Elements of Compensation

Deferred compensation and savings plans. We maintain a Deferred Compensation Plan (“DCP”) and 401(k) Savings Plan to allow executives to accumulate wealth on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of salary and bonus into any of several investment alternatives. In addition, we may make matching contributions to participants’ accounts, subject to limits discussed under “Executive Compensation—Deferred Compensation” on page 53. We also may make contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals. Contributions made with respect to our named executives are set forth in the “All Other Compensation” table on page 47. Named executives also may elect to defer settlement and taxation of RSUs.

Other benefits and perquisites. Mr. Barrett’s employment agreement provides that he and his family may use our corporate aircraft for personal travel without any tax reimbursement. The Board has encouraged Mr. Barrett to use corporate aircraft for personal travel because the Board believes it provides greater availability for business matters and increased travel efficiencies. Any personal use that would cause the amount reported in our annual proxy statement to exceed $100,000 requires advance approval from the Compensation Committee. We also have an aircraft time sharing agreement with Mr. Barrett that permits him to reimburse us for incremental costs when he uses the aircraft for personal travel, in which case such travel does not count against the $100,000 limit. Apart from Mr. Barrett’s personal plane use, we provide minimal perquisites to our named executives.

Severance and change in control benefits. Our employment agreement with Mr. Barrett provides for benefits payable upon certain employment termination events. Specifically, Mr. Barrett will receive cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment for “good reason.” He also will receive a prorated bonus for the year of termination based on actual achievement of performance goals and medical and dental benefits for two years on the same terms as our employees. Any vested stock options will remain exercisable for two years. The “excise tax gross-up” under Mr. Barrett’s employment agreement expired in March 2011. Severance payments and benefits are discussed in detail under “Executive Compensation—Post-Employment and Change of Control Compensation Arrangements” on page 56 and “Executive Compensation—Potential Payments on Termination of Employment or Change of Control” on page 57. We believe that the severance benefits we provide to our named executives, such as those described above, support our recruiting and retention efforts.

Our 2005 LTIP provides for “single trigger” accelerated vesting of equity awards upon a change of control to encourage key employees to remain with the company through the date of the change of control. This is the only benefit the named executives are entitled to receive automatically upon a change of control. In light of evolving market practices, our proposed 2011 Long-Term Incentive Plan provides for “double-trigger” accelerated vesting, under which the vesting of awards will accelerate upon a change of control only if there is a qualifying termination within two years after the change of control, or if the surviving entity does not provide qualifying replacement awards. See “Proposal 3—Approval of the Cardinal Health, Inc. 2011 Long-Term Incentive Plan” on page 10 for a discussion of our proposed 2011 Long-Term Incentive Plan.

Our Board also has a policy requiring us to obtain shareholder approval of severance agreements with our executives that provide cash severance benefits that exceed 2.99 times base salary and bonus.

Our Policies, Guidelines, and Practices Related to Executive Compensation

Role of the Compensation Committee’s compensation consultant. Pay Governance LLC served as the Compensation Committee’s independent executive compensation consultant during fiscal 2011 until the Committee engaged Frederic W. Cook & Co., Inc. in March 2011. The nature and scope of the compensation consultant’s engagement consists primarily of:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on the Comparator Group; and

•

providing consulting support, advice, and recommendations related to, among other things, compensation for our Chief Executive Officer and other executive officers; the design of our executive compensation program, including the plan design for annual and long-term incentives; the composition of our Comparator Group; the management succession process for our Chief Executive Officer and other executives; and director compensation levels and practices.

Early in fiscal 2011, Pay Governance advised the Compensation Committee on compensation decisions made for fiscal 2011. Frederic W. Cook & Co. also provided analysis during fiscal 2011 and advised the Committee on fiscal 2011 MIP payouts. Neither Pay Governance nor Frederic W. Cook & Co. provided services to the Compensation Committee or to Cardinal Health during fiscal 2011 other than providing advice with respect to executive and director compensation, as discussed above.

Role of our executive officers. Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations as to design and compensation amounts, to present performance assessments of the named executives (other than our Chief Executive Officer) and, together with our Chief Financial Officer, to discuss our financial and operational performance. The Compensation Committee meets in executive session with its compensation consultant to review and discuss the performance of and compensation for our Chief Executive Officer.

Employment agreements and offer letters. Our practice is to enter into a multi-year employment agreement with our Chief Executive Officer to provide continuity and stability in leadership, to confirm both the Compensation Committee’s and the executive’s expectations regarding future compensation, and to afford an opportunity to identify successors. We discuss the terms of the employment agreement with Mr. Barrett under “Executive Compensation—Employment Agreements” on page 47. We may enter into offer letters with other executives when they are hired or promoted to establish initial base salary and target incentive amounts and severance benefits, if any.

Share ownership guidelines and holding periods for equity awards. We have implemented share ownership guidelines to link the interests of executive officers and directors with the interests of shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold within three years after becoming an executive officer or joining the Board. We count common shares, RSUs, restricted shares, phantom shares held through the DCP, and 50% of the intrinsic value of vested, in-the-money stock options for purposes of meeting the share ownership guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer (Mr. Barrett)—five times base salary

•	Chief Financial Officer and Segment Chief Executive Officers (Messrs. Henderson, Kaufmann and Lynch)—four times base salary

•	Other executive officers (including Mr. Morford)—three times base salary

•	Non-management directors—four times annual cash retainer

At June 30, 2011, all of our executive officers and directors would have been in compliance with the share ownership guidelines if they were in effect at that time. In light of the decline in our stock price and the equity markets in general and the impact of the Spin-Off on the value of the equity holdings of our executive officers and directors, in May 2009, our Board determined that then-current executive officers and directors should have until June 30, 2012 to satisfy these guidelines. All other executive officers and directors must satisfy these guidelines within three years of becoming an executive officer or joining the Board.

In addition to the share ownership guidelines, we have holding period requirements for executive officers who receive equity awards. In the case of stock options, an executive must hold his or her after-tax net profit in common shares until the earlier of the first anniversary of the stock option exercise or termination of employment. In the case of RSUs, an executive must hold the after-tax common shares received at settlement until the earlier of the first anniversary of vesting or termination of employment.

Potential impact on compensation from executive misconduct. Under our incentive plans, we have authority to require repayment or to subject outstanding awards to forfeiture in certain instances of executive misconduct. Mr. Barrett’s employment agreement also entitles us to repayment of certain amounts in certain instances of misconduct. You can find additional information under “Executive Compensation—Potential Impact on Compensation from Executive Misconduct” on page 49.

Hedging and pledging shares. Our Board adopted a policy, effective May 2011, prohibiting all employees, including the named executives, and members of the Board from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. The Board also adopted a policy, effective June 2011, prohibiting our Section 16 officers and members of the Board from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Equity grant practices. The Compensation Committee expects to make annual grant determinations in August of each year and to set the annual grant date for equity awards on August 15 or the first business day thereafter. The Compensation Committee expects the annual grant to follow the release of earnings for the fiscal year in early August, without regard to whether we are in possession of material non-public information. We make grants on the fifteenth day of each month, or the first business day thereafter, in the case of new hires, promotions, or other off-cycle events.

Equity dilution practices. Our fiscal 2011 annual equity run rate was 1.7% of our outstanding shares. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year under our equity compensation plans divided by the weighted average number of our common shares outstanding on a diluted basis during the fiscal year.

Tax matters. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three other most highly paid executive officers (not including our Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation. Annual cash incentives and stock options are intended to qualify as performance-based compensation and, as such, to be fully deductible. The Compensation Committee established the overall company performance criteria of an 8% return on shareholders’ equity for our fiscal 2011 MIP for this purpose. We achieved an 18% return on shareholders’ equity for fiscal 2011, so we expect to be able to deduct amounts paid to executives under the fiscal 2011 MIP.

The Compensation Committee endeavors to minimize the adverse effect of Section 162(m) on the deductibility of our compensation expense. However, the Compensation Committee maintains flexibility to compensate executive officers in a manner designed to promote varying company goals. Because Messrs. Barrett, Kaufmann, and Lynch received non-performance-based compensation above the $1 million threshold during fiscal 2011, we cannot deduct a portion of their salaries, RSU and restricted share vestings, and perquisites, and in the case of Mr. Kaufmann, option exercises for options granted to him prior to becoming an executive officer.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Submitted by the Human Resources and Compensation Committee of the Board.

Gregory B. Kenny, Chairman

Calvin Darden

Richard C. Notebaert

David W. Raisbeck

Jean G. Spaulding, M.D.

Executive Compensation Tables

The table below summarizes compensation for our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers at June 30, 2011, the end of our fiscal 2011. For Mr. Barrett and Mr. Henderson, we show compensation for fiscal 2011, 2010, and 2009. Mr. Barrett became our Chief Executive Officer in August 2009, during our fiscal 2010. For Messrs. Kaufmann, Lynch, and Morford, we show compensation for the fiscal year beginning when they became named executives, which for each was fiscal 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)(3)	Total ($)
George S. Barrett	2011	$1,230,082	$0	$2,520,001		$4,397,189		$1,934,919	$0	$132,015	$10,214,206
Chairman and Chief	2010	$1,162,397	$121,874	$4,270,012	(4)	$6,157,544	(4)	$2,795,565	$0	$194,690	$14,702,082
Executive Officer	2009	$975,000	$390,000	$974,978		$1,177,526		$0	$0	$246,052	$3,763,556

Jeffrey W. Henderson	2011	$716,712	$0	$808,493		$1,410,764		$815,977	$0	$25,464	$3,777,410
Chief Financial Officer	2010	$700,000	$105,000	$808,494		$2,706,200	(5)	$1,165,500	$0	$37,128	$5,522,322
	2009	$700,000	$280,000	$1,905,439		$1,014,506		$0	$0	$21,958	$3,921,903

Michael C. Kaufmann	2011	$596,712	$0	$669,913		$1,168,921		$804,756	$0	$27,813	$3,268,115
Chief Executive Officer— Pharmaceutical Segment	2010	$567,452	$48,469	$646,800		$2,439,370	(5)	$970,343	$0	$43,605	$4,716,039

Michael A. Lynch	2011	$615,041	$0	$692,994		$1,209,227		$359,799	$0	$28,234	$2,905,295
Chief Executive Officer— Medical Segment	2010	$600,000	$46,406	$693,002		$2,515,609	(5)	$945,000	$0	$36,728	$4,836,745

Craig S. Morford	2011	$470,890	$0	$354,387		$0	(6)	$388,485	$0	$25,964	$1,239,726
Chief Legal and Compliance Officer	2010	$450,000	$27,000	$354,388		$1,169,540	(6)	$624,375	$0	$39,620	$2,664,923

(1)

The amount reported represents the grant date fair value of RSUs granted during the fiscal year and does not represent an amount paid to or realized by the named executive. See the Grants of Plan-Based Awards for Fiscal 2011 table on page 48 and the accompanying notes for information on the grant date fair value of each award.

(2)

The amount reported represents the grant date fair value of nonqualified stock options granted during the fiscal year and does not represent an amount paid to or realized by the named executive. See the Grants of Plan-Based Awards for Fiscal 2011 table on page 48 and the accompanying notes for information on the grant date fair value of stock options granted during fiscal 2011 and the assumptions used in determining the grant date fair value. There is no certainty that the named executives will realize any value from these stock options, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(3)	The elements of compensation included in the “All Other Compensation” column for fiscal 2011 are set forth in the table below.
(4)

In addition to his fiscal 2010 annual grant, this amount includes stock options with a grant date fair value of $1,999,203 and RSUs with a grant date fair value of $1,749,999 that we granted to Mr. Barrett in fiscal 2010 in connection with his promotion to Chairman and Chief Executive Officer.

(5)

In addition to their fiscal 2010 annual grants, includes stock options with a grant date fair value of $1,372,063 that we granted to each of Messrs. Henderson, Kaufmann, and Lynch. The grants reflected their responsibilities in guiding the company following the Spin-Off and reinforced post-Spin-Off alignment of their interests with those of our shareholders.

(6)

We did not grant Mr. Morford stock options in fiscal 2011 because we granted him additional “pull forward” stock options with a grant date fair value of $584,770 as part of his fiscal 2010 grant. This grant reflected his responsibilities in guiding the company following the Spin-Off and reinforced post-Spin-Off alignment of his interests with those of our shareholders.

The amounts shown for “All Other Compensation” for fiscal 2011 include (a) company contributions to the named executive’s account under our 401(k) Savings Plan earned for fiscal 2011 performance; (b) company contributions to the named executive’s account under our DCP earned for fiscal 2011 performance; (c) perquisites (as described below); and (d) tax reimbursements, in the following amounts:

Name	Company 401(k) Savings Plan Contributions	Company Deferred Compensation Plan Contributions	Perquisites(a)	Tax Reimbursements(b)	Total
George S. Barrett	$17,464	$8,000	$103,768	$2,783	$132,015
Jeffrey W. Henderson	$17,464	$8,000	—	$0	$25,464
Michael C. Kaufmann	$17,464	$8,000	—	$2,349	$27,813
Michael A. Lynch	$17,464	$8,000	—	$2,770	$28,234
Craig S. Morford	$17,964	$8,000	—	$0	$25,964

(a)

The amounts shown include the value of perquisites and other personal benefits to a named executive only if the aggregate value exceeded $10,000. Mr. Barrett received the following perquisites and other personal benefits for fiscal 2011: (i) the personal use of our aircraft; (ii) expenses from his previous relocation; and (iii) monitoring expenses for a security system at his personal residence. No perquisite or personal benefit provided to Mr. Barrett had a cost in excess of $25,000, except for the incremental cost to us relating to the personal use of corporate aircraft ($99,135).

We own corporate aircraft and own fractional interests in and lease other aircraft. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel; average maintenance costs; crew travel expenses; per flight landing fees; hangar and parking costs; on-board catering; and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include the fixed costs, such as depreciation and pilot salaries. We have an aircraft time sharing agreement with Mr. Barrett under which he is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with FAA regulations.

(b)

We paid a tax reimbursement to Mr. Barrett for imputed income with respect to relocation expenses. We paid tax reimbursements to Messrs. Kaufmann and Lynch for imputed income with respect to reimbursement of their spouses’ travel expenses for attending a sales award trip as well as travel by a family member of Mr. Lynch on our corporate aircraft during a business trip.

Employment Agreements

We entered into an employment agreement with Mr. Barrett effective September 1, 2009, under which he serves as Chairman and Chief Executive Officer until the earlier of (a) the date of our annual meeting of shareholders following June 30, 2012, or (b) December 31, 2012, subject to earlier termination. Mr. Barrett’s employment agreement entitles him to receive, among other things:

•	an annual base salary of at least $1,200,000;

•	a target annual bonus of at least 130% of his annual base salary, payable based on performance objectives that our Compensation Committee determines in consultation with him;

•	long-term incentive awards of at least 600% of his annual base salary in the form of stock options, RSUs and other awards, as determined by the Compensation Committee; and

•

use, along with his immediate family, of our corporate aircraft for personal travel without any tax reimbursement; provided that if his personal use causes the amount reported in our annual proxy statement to equal or exceed $100,000, our Compensation Committee must approve the personal use in advance.

Grants of Plan-Based Awards for Fiscal 2011

The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2011.

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)
George S. Barrett
Annual Cash Incentive			$639,643	$1,599,107	$3,198,214
Stock Options	8/16/2010	8/10/2010					685,989	$30.94	$4,397,189
RSUs	8/16/2010	8/10/2010				81,448			$2,520,001

Jeffrey W. Henderson
Annual Cash Incentive			$258,016	$645,041	$1,290,082
Stock Options	8/16/2010	8/10/2010					220,088	$30.94	$1,410,764
RSUs	8/16/2010	8/10/2010				26,131			$808,493

Michael C. Kaufmann
Annual Cash Incentive			$214,816	$537,041	$1,074,082
Stock Options	8/16/2010	8/10/2010					182,359	$30.94	$1,168,921
RSUs	8/16/2010	8/10/2010				21,652			$669,913

Michael A. Lynch
Annual Cash Incentive			$221,415	$553,537	$1,107,074
Stock Options	8/16/2010	8/10/2010					188,647	$30.94	$1,209,227
RSUs	8/16/2010	8/10/2010				22,398			$692,994

Craig S. Morford
Annual Cash Incentive			$141,267	$353,168	$706,336
RSUs	8/16/2010	8/10/2010				11,454			$354,387

(1)

This information relates to award opportunities we granted during fiscal 2011 under our MIP with respect to fiscal 2011 performance. See the discussion of this plan at “Compensation Plans—Management Incentive Plan” on page 49.

(2)

All stock awards (a) are RSUs granted during the fiscal year, (b) are granted under our 2005 LTIP, (c) vest ratably over three years, and (d) accrue cash dividend equivalents that are payable when the RSUs vest.

(3)	All stock option awards (a) are nonqualified stock options granted during the fiscal year, (b) are granted under our 2005 LTIP, (c) vest ratably over three years, and (d) have a term of seven years.
(4)	The stock option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.
(5)

We valued the RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of RSUs awarded. We valued the stock options utilizing a lattice model that incorporates the following assumptions: expected stock option life: 5.11 years; dividend yield: 2.52%; risk-free interest rate: 1.42%; and expected volatility: 28.00%.

Compensation Plans

Management Incentive Plan. Key executive employees, including our named executives, are eligible to receive annual incentive cash awards under the MIP. The Compensation Committee establishes performance criteria during the first three months of each fiscal year and may establish performance goals. For fiscal 2011, the Compensation Committee established the overall company performance criterion of 8% return on shareholders’ equity. The named executives do not receive any payout under the MIP unless this threshold is achieved. This performance criterion is intended to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible by us.

The Compensation Committee also established performance goals under the MIP for fiscal 2011 based upon the achievement of specified levels of EBIT and tangible capital. We calculated EBIT for this purpose as non-GAAP operating earnings, adjusted to exclude annual cash incentives to the extent below or above target performance; contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals; and income related to the performance of our DCP assets that is included within distribution, selling, general, and administrative expenses in our consolidated statement of earnings. For purposes of the fiscal 2011 MIP, we calculated non-GAAP operating earnings as consolidated operating earnings, adjusted to exclude restructuring and employee severance expense; acquisition-related costs; impairments and loss on sale of assets; litigation (recoveries)/charges, net; and certain other Spin-Off related costs included within distribution, selling, general, and administrative expenses.

We calculated tangible capital for fiscal 2011 as a 12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations and a P4 Healthcare earnout liability); goodwill and other intangibles, net; cash and equivalents; held-to-maturity investments; and our investment in CareFusion.

The Compensation Committee retains discretion to include or exclude the results of acquired or divested businesses from the EBIT and tangible capital calculations depending on the circumstances and whether we included those businesses in our forecasted results when the Committee set performance goals. For the fiscal 2011 MIP, we included P4 Healthcare in the EBIT and tangible capital calculations because the acquisition closed early in fiscal 2011. But we did not include Kinray and Yong Yu, which we acquired later in fiscal 2011 (although the successful completion and integration of these acquisitions and the businesses’ performance during fiscal 2011 were considered when assessing individual performance). The Compensation Committee also retains discretion to approve other adjustments to EBIT and tangible capital for purposes of determining whether we achieved our performance goals, although no such other adjustments were made for fiscal 2011.

As discussed in the Compensation Discussion and Analysis on page 40, the Compensation Committee established a matrix of potential cash award percentages based upon achievement of varying EBIT and tangible capital levels for fiscal 2011. The cash award percentage from the payout matrix determines the total pool for cash awards under the MIP. If we do not achieve the minimum performance goals for either EBIT or tangible capital, but we achieve the performance criterion for return on shareholders’ equity, the Compensation Committee may, in its discretion, make annual incentive awards to named executives under the MIP.

2005 Long-Term Incentive Plan. In November 2008, our shareholders approved an amended and restated 2005 LTIP. Under the 2005 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards to employees. During fiscal 2011, we granted nonqualified stock options and RSUs to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2011 table on page 48. See “Proposal 3—Approval of the Cardinal Health, Inc. 2011 Long-Term Incentive Plan” on page 10 for discussion of a new equity plan that we are proposing for shareholder approval.

Potential Impact on Compensation from Executive Misconduct

Under our incentive plans and our employment agreement with Mr. Barrett, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. Specifically, the MIP and the 2005 LTIP both authorize us to seek repayment of cash incentive compensation paid to an executive if that executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate.

Mr. Barrett’s employment agreement gives Cardinal Health the right to repayment of any bonus or other compensation paid to him if he engaged in misconduct that caused or materially contributed to the need to restate financial statements filed after the Spin-Off and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of repayment applies to compensation granted or vesting within three years of the date on which we originally filed the subject financial statements with the SEC.

Under our stock option and RSU agreements, unexercised stock options, unvested RSUs and certain vested RSUs are forfeited if the holder engages in specified conduct while employed by Cardinal Health or during a set time period after termination of employment. We also may require the holder to repay the gross gain realized from any stock options exercises or the value of the RSUs settled within a set time period prior to such conduct. The specified conduct that triggers forfeiture or repayment includes disclosure of confidential information; fraud, gross negligence, or willful misconduct; solicitation of business or our employees; disparagement; and competitive actions.

Finally, all or a portion of a MIP award may be subject to repayment if the named executive violates an applicable non-competition or confidentiality agreement.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2011

Because of the adjustments to equity awards in the Spin-Off, some of our named executives have equity awards from both Cardinal Health and CareFusion. As a result, we present one table for Cardinal Health equity awards and a second table for CareFusion equity awards.

The table below shows the number of shares underlying exercisable and unexercisable Cardinal Health stock options and unvested Cardinal Health RSUs and restricted shares held by our named executives on June 30, 2011.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
George S. Barrett	293,629 76,523 103,318 214,901 0	0 38,264 206,636 429,803 685,989	(2) (3) (3) (5)	$ $ $ $ $	44.16 41.10 27.29 27.29 30.94	2/15/2015 8/15/2015 9/15/2016 9/15/2016 8/16/2017
							193,669	(6)	$8,796,446

Jeffrey W. Henderson	73,232 56,007 65,929 68,947 0 0	0 0 32,966 137,896 206,636 220,088	(2) (3) (4) (5)	$ $ $ $ $ $	48.58 49.25 41.10 27.29 27.29 30.94	8/15/2013 8/15/2014 8/15/2015 9/15/2016 9/15/2016 8/16/2017
							52,695	(7)	$2,393,407

Michael C. Kaufmann	10,143 33,476 0 0 0	0 16,740 110,316 206,636 182,359	(2) (3) (4) (5)	$ $ $ $ $	32.33 41.10 27.29 27.29 30.94	8/23/2014 8/15/2015 9/15/2016 9/15/2016 8/16/2017
							40,912	(8)	$1,858,223

Michael A. Lynch	14,704 17,315 18,398 31,941 28,706 26,162 19,094 232 29,138 59,098 0 0	0 0 0 0 0 0 0 0 14,570 118,196 206,636 188,647	(2) (3) (4) (5)	$ $ $ $ $ $ $ $ $ $ $ $	49.87 49.72 44.95 32.33 43.12 48.58 49.25 22.90 41.10 27.29 27.29 30.94	11/19/2011 11/18/2012 11/17/2013 8/23/2014 9/02/2012 8/15/2013 8/15/2014 7/20/2012 8/15/2015 9/15/2016 9/15/2016 8/16/2017
							42,339	(9)	$1,923,037

Craig S. Morford	9,417 30,220 30,220	4,711 60,442 60,442	(2) (3) (3)	$ $ $	41.10 27.29 27.29	8/15/2015 9/15/2016 9/15/2016
							23,032	(10)	$1,046,113

(1)	The market value is equal to the product of $45.42, the closing price of our common shares on the NYSE on June 30, 2011, and the number of unvested RSUs and restricted shares.

(2)	We granted these stock options on August 15, 2008. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.
(3)	We granted these stock options on September 15, 2009. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.
(4)	We granted these stock options on September 15, 2009. They vest and become exercisable 50% per year on each anniversary of the grant date in years two and three.
(5)	We granted these stock options on August 16, 2010. They vest and become exercisable 33% per year on each anniversary of the grant date over three years.
(6)

These RSUs vest as follows: 7,908 shares on August 15, 2011; 27,149 shares on August 16, 2011; 52,156 shares on September 15, 2011; 27,149 shares on August 16, 2012; 52,157 shares on September 15, 2012; and 27,150 shares on August 16, 2013.

(7)

These RSUs vest as follows: 6,813 shares on August 15, 2011; 8,710 shares on August 16, 2011; 9,875 shares on September 15, 2011; 8,710 shares on August 16, 2012; 9,876 shares on September 15, 2012; and 8,711 shares on August 16, 2013.

(8)

These RSUs and restricted shares vest as follows: 3,459 shares on August 15, 2011; 7,217 shares on August 16, 2011; 7,900 shares on September 15, 2011; 7,217 shares on August 16, 2012; 7,901 shares on September 15, 2012; and 7,218 shares on August 16, 2013.

(9)

These RSUs and restricted shares vest as follows: 3,011 shares on August 15, 2011; 7,466 shares on August 16, 2011; 8,465 shares on September 15, 2011; 7,466 shares on August 16, 2012; 8,465 shares on September 15, 2012; and 7,466 shares on August 16, 2013.

(10)

These RSUs vest as follows: 2,920 shares on August 15, 2011; 3,818 shares on August 16, 2011; 4,329 shares on September 15, 2011; 3,818 shares on August 16, 2012; 4,329 shares on September 15, 2012: and 3,818 shares on August 16, 2013.

The table below shows the number of shares underlying exercisable and unexercisable CareFusion stock options held by our named executives on

June 30, 2011. There were no unvested CareFusion stock awards held by our named executives on June 30, 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
George S. Barrett	0	0		—	—

Jeffrey W. Henderson	29,517 23,652 36,616 28,003	0 0 0 0	$ $ $ $	30.80 30.80 37.70 38.23	4/18/2012 4/18/2015 8/15/2013 8/15/2014

Michael C. Kaufmann	15,214	0		$25.09	8/23/2014

Michael A. Lynch	7,352 8,657 9,199 15,970 14,353 13,081 9,547 116	0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $	38.70 38.59 34.88 25.09 33.46 37.70 38.23 17.77	11/19/2011 11/18/2012 11/17/2013 8/23/2014 9/02/2012 8/15/2013 8/15/2014 7/20/2012

Craig S. Morford	0	0		—	—

Option Exercises and Stock Vested for Fiscal 2011

Again, we present one table for Cardinal Health equity awards and a second table for CareFusion equity awards.

The table below shows the Cardinal Health stock options that were exercised, and the Cardinal Health RSUs or restricted shares that vested, during fiscal 2011 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
George S. Barrett	0	—	94,205	$3,396,579
Jeffrey W. Henderson	106,339	$459,479	21,103	$677,788
Michael C. Kaufmann	101,111	$1,525,596	12,731	$412,042
Michael A. Lynch	0	—	14,648	$479,391
Craig S. Morford	0	—	7,704	$254,578

(1)

The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Kaufmann—7,456; and Mr. Morford—6,862. The deferral period will lapse six months following separation from service, as described in more detail under “Deferred Compensation” below.

The table below shows the CareFusion stock options that were exercised, and the CareFusion

RSUs or restricted stock that vested, during fiscal 2011 for each of our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George S. Barrett	0	—	0	—
Jeffrey W. Henderson	0	—	2,208	$50,453
Michael C. Kaufmann	12,832	$144,129	686	$15,675
Michael A. Lynch	0	—	1,586	$35,157
Craig S. Morford	0	—	0	—

Deferred Compensation

DCP cash. Our nonqualified deferred compensation plan, or DCP, permits executives to defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may make additional matching or discretionary contributions to the deferred balances of participating executives. In general, we make matching and Social Security Integration contributions on amounts between $245,000 and $345,000 at the same rate as contributions under the 401(k) Savings Plan. We also credit a participant’s account with an additional, non-matching company contribution to the 401(k) Savings Plan and DCP when we exceed pre-established performance goals. The

Compensation Committee selected EBIT as the performance measure for fiscal 2011 for this company contribution, and we exceeded the predetermined EBIT goal. Contributions made with respect to our named executives are set forth in the “All Other Compensation” table on page 47.

Each participant may direct the investment of his or her DCP account by selecting investment options and periodically reallocating assets. The investment options available under our DCP are substantially the same as the investment options that are available in our 401(k) Savings Plan. We do not permit any participant who becomes a reporting person under Section 16 of the Exchange Act to invest contributions in his or her account in our company stock fund.

We pay participating executives’ deferred balances in cash upon retirement, termination from employment, death, or disability. The plan does not qualify under Section 401(a) of the Code, and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.

Deferred RSUs. A named executive may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

Nonqualified Deferred Compensation in Fiscal 2011

The table below provides information regarding the named executives’ accounts under our DCP and deferred RSU arrangement. References to deferred RSUs in the table below include both Cardinal Health and CareFusion RSUs.

Name	Executive Contributions in Last FY ($)(1)(2)		Cardinal Health Contributions in Last FY ($)(2)(3)		Aggregate Earnings in Last FY ($)(2)(4)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(2)(5)
George S. Barrett
DCP Cash Deferred RSUs	$ $	122,908 0	$ $	14,074 0	$ $	71,458 0	$ $	0 0	$ $	510,769 0

Jeffrey W. Henderson
DCP Cash Deferred RSUs	$ $	89,615 0	$ $	12,379 0	$ $	64,812 41,264	$ $	0 0	$ $	604,657 173,357

Michael C. Kaufmann
DCP Cash Deferred RSUs	$ $	198,029 245,899	$ $	12,414 0	$ $	156,283 92,753	$ $	0 0	$ $	865,895 338,652

Michael A. Lynch
DCP Cash Deferred RSUs	$ $	15,450 0	$ $	10,856 0	$ $	132,825 0	$ $	0 0	$ $	810,179 0

Craig S. Morford
DCP Cash Deferred RSUs	$ $	24,546 221,808	$ $	8,000 0	$ $	8,743 122,660	$ $	0 0	$ $	65,952 437,803

(1)

The DCP cash amounts shown include salary and fiscal 2010 MIP awards deferred during fiscal 2011. Mr. Kaufmann’s DCP cash amount does not include $96,571 deferred from his fiscal 2011 MIP award that was paid in fiscal 2012.

(2)

The table below provides additional detail on amounts that are reported in the Nonqualified Deferred Compensation in Fiscal 2011 table above and that also are reported as compensation in the Summary Compensation Table of this proxy statement:

Name	Amounts Included as Contributions and Earnings in Nonqualified Deferred Compensation in Fiscal 2011 Table and Reported as Fiscal 2011 Compensation in the Summary Compensation Table		Amounts Included in Aggregate Balance at June 30, 2011 in Nonqualified Deferred Compensation in Fiscal 2011 Table and Reported as Fiscal 2010 and 2009 Compensation in the Summary Compensation Table
George S. Barrett DCP Cash Deferred RSUs	$ $	136,982 0	$ $	249,919 0

Jeffrey W. Henderson DCP Cash Deferred RSUs	$ $	101,994 0	$ $	176,253 0

Michael C. Kaufmann DCP Cash Deferred RSUs	$ $	210,443 0	$ $	79,798 0

Michael A. Lynch DCP Cash Deferred RSUs	$ $	26,306 0	$ $	31,267 0

Craig S. Morford DCP Cash Deferred RSUs	$ $	32,546 0	$ $	6,730 0

(3)

Does not include Cardinal Health contributions for fiscal 2011 performance paid during fiscal 2012, in the following amounts: Mr. Barrett—$4,000; Mr. Henderson—$4,000; Mr. Kaufmann—$4,000; Mr. Lynch—$4,000; and Mr. Morford—$4,000.

(4)

We calculate the Aggregate Earnings with respect to DCP Cash based upon the change in value of the investment options selected by the named executive during the year. Aggregate Earnings with respect to Deferred RSUs is calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year (or the distribution date, if earlier).

(5)

The Aggregate Balance has been reduced by the amount of fees paid by the named executive in fiscal 2011 under the DCP in the following amounts: Mr. Barrett—$455; Mr. Henderson—$455; Mr. Kaufmann —$455; Mr. Lynch—$409; and Mr. Morford—$409.

Post-Employment and Change of Control Compensation Arrangements

In many cases, our named executives are eligible to receive benefits after a termination of employment or change of control under the MIP and the 2005 LTIP. The various payments and benefits that would be provided to the named executives under the MIP and 2005 LTIP are discussed in the table below.

	Annual Incentives (MIP)	Long-Term Incentive Plan Awards
Termination for Cause(1)	None.	We may cancel unexercised stock options and unvested stock awards and require repayment of gains realized from vested awards during a specified period of time.

Involuntary Termination without Cause

If involuntarily terminated without cause during the fourth quarter, the executive will receive a prorated incentive payment based upon the length of employment during that performance period. If terminated earlier, there is no right to an incentive payment.

None.

Termination Due to Retirement(2)	Prorated incentive payment based upon the length of employment during that performance period.

Equity awards held at least six months will vest, pro rata based upon the length of employment during the vesting period, on an accelerated basis; outstanding stock options remain exercisable until expiration of option term.

Termination Due to Death or Disability(3)	Prorated incentive payment based upon the length of employment during that performance period.	Equity awards held at least six months will vest on an accelerated basis; outstanding stock options remain exercisable until expiration of option term.

Change of Control(4)(5)	No effect on amount or timing of any payments.

Equity awards will vest on an accelerated basis; if employment terminates within two years after change of control (other than as a result of death, retirement, disability, or termination for cause), outstanding stock options remain exercisable until the earlier of three years from termination or expiration of option term.

(1)

A “termination for cause” under the 2005 LTIP means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets, or the intentional and repeated violation of our written policies or procedures. However, the definition of “termination for cause” under Mr. Barrett’s employment agreement, which is discussed below under “Potential Payments on Termination of Employment or Change of Control,” applies to him.

(2)

“Retirement” means termination of employment (other than by death or disability or a termination for cause) after attaining the age of 55 and having at least 10 years of continuous service (including service with any of our affiliates prior to the time that such affiliate became our affiliate). None of the named executives qualifies for retirement.

(3)

“Disability” exists when an executive who is under the regular care of a physician is continuously unable to substantially perform his job or to be employed in any occupation for which the executive is qualified by education, training, or experience. However, the definition of “disability” under Mr. Barrett’s employment agreement, which is discussed below under “Potential Payments on Termination of Employment or Change of Control,” applies to him.

(4)	Under the 2005 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 25% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

•

individuals who as of the effective date of the 2005 LTIP constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2005 LTIP;

•

there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health’s assets, or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns 25% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.
(5)

In light of evolving market practices, our proposed 2011 Long-Term Incentive Plan provides for “double-trigger” accelerated vesting, under which the vesting of awards will accelerate upon a change of control only if there is a qualifying termination within two years after the change of control, or if the surviving entity does not provide qualifying replacement awards. See “Proposal 3—Approval of the Cardinal Health, Inc. 2011 Long-Term Incentive Plan” on page 10 for a discussion of our proposed 2011 Long-Term Incentive Plan.

Mr. Barrett’s employment agreement, and Messrs. Kaufmann and Lynch’s confidentiality and business protection agreements, contain non-competition and non-solicitation provisions that, among other things, prohibit these executives from being employed by an entity that competes with us for a period of two years after termination of employment (the “Restricted Period”). During the Restricted Period, these executives also are prohibited from soliciting on behalf of a competitor the business of any customer or any known potential customer. These agreements also prohibit disclosure of confidential information, disparagement, and recruitment of our employees. See also “Potential Impact on Compensation from Executive Misconduct” above at page 49 for a discussion of restrictive covenants under the 2005 LTIP and MIP applicable to each of the named executives.

Potential Payments on Termination of Employment or Change of Control

The tables below present, for each of the named executives, the potential payments and benefits that would have been payable in the event of termination of employment or a change of control. Consistent with SEC requirements, these potential amounts have been calculated as if the named executive’s employment had been terminated or a change of control had occurred as of June 30, 2011, the last day of fiscal 2011, and using the closing market price of our common shares on that date ($45.42 per share).

The tables below do not include benefits that are available to all of our salaried employees on retirement, death, or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits, and short-term and long-term disability benefits. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may determine to enter into agreements or establish arrangements that provide additional benefits or amounts, or alter the terms of benefits described below.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2011 for Mr. Barrett.

			Change of Control
Executive Benefits and Payments Upon Termination of Employment or Change of Control(1)	Involuntary Termination Without Cause or by the Executive With Good Reason(2)	Termination Due to Death or Disability(3)	Without Termination	With Involuntary Termination Without Cause or by the Executive With Good Reason(2)
Compensation
Cash severance	$5,685,600	$0	$0	$5,685,600
Fiscal 2011 MIP	$1,599,107	$1,599,107	$0	$1,599,107
Long-Term Incentives
Stock options (accelerated vesting)(4)	$0	$21,637,060	$21,637,060	$21,637,060
RSUs (accelerated vesting)(5)	$0	$8,796,446	$8,796,446	$8,796,446
Benefits and Perquisites
Medical and dental benefits(6)	$19,219	$19,219	$0	$19,219
Interest on deferred payments	$16,873	$3,704	$0	$16,873
Total	$7,320,799	$32,055,536	$30,433,506	$37,754,305

(1)

For purposes of this table, we have assumed Mr. Barrett’s compensation to be a base salary of $1,236,000 and that his fiscal 2011 MIP payout was at target, or $1,599,107 (actual payout under the fiscal 2011 MIP was $1,934,919).

(2)

A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to him of any duties materially inconsistent with his position or duties, or any other action by Cardinal Health that results in a material diminution in his position or duties; (b) any failure by Cardinal Health to comply with any of the compensation provisions contained in his employment agreement; (c) we require him to be based more than 35 miles from Dublin, Ohio; (d) any purported termination by Cardinal Health of his employment other than as expressly permitted by his employment agreement; and (e) any failure by us to comply with our obligation to require any successor entity to assume our employment agreement with him.

Under Mr. Barrett’s employment agreement, if we terminate his employment without cause or he terminates his employment for good reason, then he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 60 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) the ability to exercise all vested stock options for two years following termination, or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents until the second anniversary of the termination.

If Mr. Barrett terminates his employment without good reason or if we terminate his employment for cause, then he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days).

For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) he willfully fails to perform his duties (other than due to physical or mental illness) for a continuous period; (b) he willfully engages in illegal conduct or gross misconduct that materially harms Cardinal Health; (c) he is convicted of a felony or any crime involving dishonesty or moral turpitude, or makes a guilty or nolo contendere plea with respect thereto; or (d) he materially breaches the covenants in his employment agreement, including covenants against competition, disclosure of confidential information, recruitment of our employees, or disparagement.

(3)

Under Mr. Barrett’s employment agreement, “disability” means he is absent from his duties on a full-time basis for at least 120 consecutive days, or an aggregate period of at least 180 days, as a result of incapacity due to mental or physical illness that is determined by a physician to be total and permanent.

If Mr. Barrett’s employment is terminated due to death or disability, he will receive under his employment agreement: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a prorated portion of his target annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him (in the event of disability) and his dependents until the second anniversary of the termination. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $12,512.

(4)

Assumes the accelerated vesting of an aggregate of 1,360,692 stock options. We valued the accelerated vesting as the difference between the closing share price of our common shares on June 30, 2011 and the exercise price for each stock option.

(5)	Assumes the accelerated vesting of an aggregate of 193,669 RSUs. We valued the accelerated vesting by multiplying the closing share price of our common shares on June 30, 2011 by the number of RSUs.
(6)

Under Mr. Barrett’s employment agreement, we are required to continue to provide him and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained our active employee until the second anniversary of the termination. The amounts reported are based on estimates determined by independent consultants.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2011 for Messrs. Henderson, Kaufmann, Lynch and Morford.

Executive Benefits and Payments Upon Termination of Employment or Change of Control(1)	Involuntary Termination Without Cause	Termination Due to Death or Disability	Change of Control
			Without Termination	With Involuntary Termination Without Cause
Jeffrey W. Henderson
Compensation
Cash severance	$0	$0	$0	$0
Fiscal 2011 MIP	$645,041	$645,041	$0	$645,041
Long-Term Incentives
Stock options (accelerated vesting)(2)	$0	$9,575,653	$9,575,653	$9,575,653
RSUs (accelerated vesting)(3)	$0	$2,393,407	$2,393,407	$2,393,407
Total	$645,041	$12,614,101	$11,969,060	$12,614,101

Michael C. Kaufmann
Compensation
Cash severance	$0	$0	$0	$0
Fiscal 2011 MIP	$537,041	$537,041	$0	$537,041
Long-Term Incentives
Stock options (accelerated vesting)(2)	$0	$8,459,215	$8,459,215	$8,459,215
RSUs/restricted shares (accelerated vesting)(3)	$0	$1,858,223	$1,858,223	$1,858,223
Total	$537,041	$10,854,479	$10,317,438	$10,854,479

Michael A. Lynch
Compensation
Cash severance	$0	$0	$0	$0
Fiscal 2011 MIP	$553,537	$553,537	$0	$553,537
Long-Term Incentives
Stock options (accelerated vesting)(2)	$0	$8,683,755	$8,683,755	$8,683,755
RSUs/restricted shares (accelerated vesting)(3)	$0	$1,923,037	$1,923,037	$1,923,037
Total	$553,537	$11,160,329	$10,606,792	$11,160,329

Craig S. Morford
Compensation
Cash severance	$0	$0	$0	$0
Fiscal 2011 MIP	$353,168	$353,168	$0	$353,168
Long-Term Incentives
Stock options (accelerated vesting)(2)	$0	$2,211,978	$2,211,978	$2,211,978
RSUs (accelerated vesting)(3)	$0	$1,046,113	$1,046,113	$1,046,113
Total	$353,168	$3,611,259	$3,258,091	$3,611,259

(1)

For purposes of this table, we have assumed that the fiscal 2011 MIP payout was at the following target amounts: Mr. Henderson—$645,041 (actual payout under the fiscal 2011 MIP was $815,977); Mr. Kaufmann—$537,041 (actual payout under the fiscal 2011 MIP was $804,756); Mr. Lynch—$553,537 (actual payout under the fiscal 2011 MIP was $359,799); and Mr. Morford—$353,168 (actual payout under the fiscal 2011 MIP was $388,485).

(2)

Assumes the accelerated vesting of stock options as follows: Mr. Henderson—597,586 stock options; Mr. Kaufmann—516,051 stock options; Mr. Lynch—528,049 stock options; and Mr. Morford—125,595 stock options. We valued the accelerated vesting as the difference between the closing share price of our common shares on June 30, 2011 and the exercise price for each stock option.

(3)

Assumes the accelerated vesting of RSUs and restricted shares as follows: Mr. Henderson—52,695 RSUs; Mr. Kaufmann—40,912 RSUs/restricted shares; Mr. Lynch—42,339 RSUs/restricted shares; and Mr. Morford—23,032 RSUs. We valued the accelerated vesting by multiplying the closing share price of our common shares on June 30, 2011 by the number of RSUs and restricted shares.

DIRECTOR COMPENSATION

Overview

Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the specific amounts to be paid.

Compensation Arrangements

The table below shows the elements and amount of compensation that we paid to our non-management directors for fiscal 2011 and the amounts that will be payable under amended compensation arrangements approved by the Board, commencing as of the date of the Annual Meeting.

Compensation Element	Until November 2, 2011	On and After November 2, 2011
Annual retainer(1)	$75,000	$90,000
Annual RSUs(2)	$120,000	$140,000
Initial RSUs(2)	$120,000	—
Committee chair annual retainers(1):
Audit Committee	$18,000	$20,000
Compensation Committee	$10,000	$15,000
Nominating and Governance Committee	$10,000	$10,000
Audit Committee member annual retainer(1)	$2,000	—
Presiding Director:
Annual retainer(1)	$20,000	$20,000
Annual RSUs	$20,000	$20,000
Excess meeting fees(3):
Full day special meeting	$1,500	—
Half day special meeting	$750	—

(1)	Retainer amounts are paid in cash in quarterly installments.
(2)

Each non-management director receives a RSU grant when initially appointed or elected to the Board (until November 2, 2011) and an annual RSU grant on the date of our annual meeting of shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or on the date of the next annual meeting, if earlier, in the case of annual grants) and settle in common shares. Directors must hold the after-tax common shares received after their RSUs settle until the earlier of the first anniversary of vesting or termination of Board service. We accrue cash dividend equivalents that are payable upon vesting of the RSUs.

(3)

Until November 2, 2011, our director compensation arrangements include excess meeting fees. “Excess meetings” are those meetings attended, during the year following each annual meeting of shareholders, after the director has attended the regular Board meetings and committee meetings associated with regular Board meetings, plus two additional meetings. The Compensation Committee must approve excess meeting fees, which may not exceed $25,000 in any year.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.

We granted RSU awards during fiscal 2011 under our 2007 Nonemployee Directors Equity Incentive Plan (the “Directors EIP”). All unvested RSUs become fully vested upon a “change of control” (as defined under “Executive Compensation—Post-Employment and Change of Control Compensation Arrangements” on page 57).

Directors may elect to defer payment of their cash retainers into our DCP. For directors, deferred balances under the DCP are paid in cash, upon termination from Board service, death, or disability. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after termination from Board service or until a fixed future date.

Our directors may participate in our matching gift program, which is available to all employees. Under this program, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions to eligible non-profit organizations, up to a maximum of $1,000 annually.

Director Compensation Table for Fiscal 2011

The non-management directors received the following compensation during fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Colleen F. Arnold	$75,000	$120,015	$0		$195,015
Glenn A. Britt	$88,837	$120,015	$4,330	(2)	$213,182
Carrie S. Cox	$77,750	$120,015	$0		$197,765
Calvin Darden	$75,750	$120,015	$0		$195,765
Bruce L. Downey	$77,750	$120,015	$1,000	(3)	$198,765
John F. Finn	$106,163	$140,017	$0		$246,180
Gregory B. Kenny	$88,000	$120,015	$0		$208,015
James J. Mongan(4)	$61,558	$183,720	$0		$245,278
Richard C. Notebaert	$77,250	$120,015	$0		$197,265
David W. Raisbeck	$88,000	$120,015	$0		$208,015
Jean G. Spaulding	$75,000	$120,015	$0		$195,015

(1)

These awards are RSUs granted under the Directors EIP. We valued the RSUs by multiplying the closing price of the common shares on the NYSE on the grant date by the number of RSUs awarded. Because of the adjustments to equity awards in the Spin-Off, some of our directors have equity awards from both Cardinal Health and CareFusion. At June 30, 2011, the aggregate number of shares underlying unexercised Cardinal Health and CareFusion stock options and unvested Cardinal Health RSU awards held by each director was as follows:

Name	Number of Securities Underlying Unexercised Options		Number of Cardinal Health RSUs That Have Not Vested
	Cardinal Health	CareFusion
Colleen F. Arnold	18,071	1,494	3,396
Glenn A. Britt	11,391	0	3,396
Carrie S. Cox	0	0	3,396
Calvin Darden	25,023	4,969	3,396
Bruce L. Downey	10,652	0	3,396
John F. Finn	39,487	12,200	3,962
Gregory B. Kenny	18,175	1,546	3,396
James J. Mongan	0	0	0
Richard C. Notebaert	39,488	12,200	3,396
David W. Raisbeck	39,147	12,030	3,396
Jean G. Spaulding	39,138	12,025	3,396

(2)

Represents tax reimbursement during the fiscal year to Mr. Britt for use of his employer’s corporate aircraft for travel to our Board and committee meetings during fiscal 2011. At the request of the board of directors of Mr. Britt’s employer, Mr. Britt uses his employer-owned or leased aircraft for business and personal travel under most circumstances. We reimburse directors for use of non-commercial flights (including tax reimbursement, if applicable) for attendance at Board and committee meetings, up to the cost of a refundable, first class commercial ticket.

(3)	Represents a company match attributable to a charitable contribution by Mr. Downey under our matching gift program, as discussed above.
(4)

Dr. Mongan resigned from the Board on April 18, 2011 due to health-related considerations. We accelerated the vesting of a prorated portion of his unvested RSUs effective at his resignation. As required by the SEC rules, we report both the grant date fair value of the original award and the incremental fair value of the modified award, calculated as of the modification date in accordance with the relevant accounting guidance for equity-based awards. The incremental fair value of these modified RSUs was $63,705. Dr. Mongan received 1,544 of the original 3,396 RSUs granted to him as a result of the accelerated vesting.

EQUITY COMPENSATION PLAN INFORMATION

Certain of our equity compensation plans are subject to shareholder approval and other plans have been authorized solely by the Board. The following is a description of plans that have not been approved by shareholders.

Broadly-based Equity Incentive Plan

The Broadly-based Equity Incentive Plan (the “BEIP”) was originally adopted by the Board in 1999. The term of the BEIP expired in 2005, and no new awards are being granted under it. The BEIP provided for grants in the form of nonqualified stock options, restricted shares, and RSUs to employees except for those employees who were subject to Section 16 of the Exchange Act. The aggregate number of common shares authorized for issuance under the BEIP was 36 million.

Amended and Restated Outside Directors Equity Incentive Plan

The Amended and Restated Outside Directors Equity Incentive Plan (the “ODEIP”) was originally adopted by the Board in 2000. Our shareholders have approved a new director equity plan, the 2007 Nonemployee Directors Equity Incentive Plan, and no new awards may be granted under the ODEIP. The ODEIP provided for grants in the form of nonqualified stock options, restricted shares, and RSUs to members of the Board who were not employees. The aggregate number of common shares authorized for issuance under the ODEIP was 1.5 million.

Global Employee Stock Purchase Plan

The Global Employee Stock Purchase Plan (the “GESPP”) was originally adopted by the Board in 2000. The GESPP permits certain international employees to purchase common shares through payroll deductions. The total number of common shares made available for purchase under the GESPP is 4.5 million. In May 2009, the GESPP was indefinitely suspended.

The table below summarizes information relating to our equity compensation plans at June 30, 2011.

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	20,925,355	(1)	$36.34	(1)	18,163,701	(2)
Equity compensation plans not approved by shareholders(3)	4,349,891	(4)	$40.24	(4)	4,082,309	(5)
Total at June 30, 2011	25,275,246		$37.08		22,246,010

(1)

In addition to stock options outstanding under our 2005 LTIP, Amended and Restated Equity Incentive Plan (the “EIP”), and Directors EIP, also includes 2,291,303 stock rights outstanding under the 2005 LTIP, 16,760 stock rights outstanding under the EIP, and 89,432 stock rights outstanding under the Directors EIP that are payable solely in common shares. Stock rights do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(2)

Includes 12,716,928 common shares remaining available for future issuance under the 2005 LTIP in the form of stock options and other stock-based awards and 838,898 common shares remaining available for future issuance under the Directors EIP in the form of stock options and other stock-based awards. Also includes 4,607,875 common shares remaining available for future issuance under the Employee Stock Purchase Plan. In May 2009, the Employee Stock Purchase Plan was indefinitely suspended.

(3)	Does not include stock options to purchase 140,309 common shares at a weighted-average exercise price of $32.10 that we assumed in connection with acquisition transactions.
(4)

In addition to stock options outstanding under the BEIP and ODEIP, also includes 9,891 stock rights outstanding under the ODEIP that are payable solely in common shares. Stock rights do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

(5)	Solely consists of 4,082,309 common shares remaining available for future issuance under the GESPP. In May 2009, the GESPP was indefinitely suspended.

FUTURE SHAREHOLDER PROPOSALS

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2012 annual meeting of shareholders under Exchange Act Rule 14a-8, we must receive the proposal at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 17, 2012. The proposal should be addressed to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.

If you intend to present a proposal for other business, or a nomination for election to the Board of Directors, at our 2012 annual meeting of shareholders (other than any such proposal included in our proxy statement and form of proxy under Exchange Act Rule 14a-8), you must comply with the notice requirements set forth in our Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than June 25, 2012, and no later than August 24, 2012. If the date of the 2012 annual meeting is more than 30 days before or more than 60 days after November 2, 2012, written notice must be delivered after the close of business on the 130th day prior to the meeting, but before the close of business on the later of the 70th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by Cardinal Health. In addition to solicitation by mail, proxies may be solicited by our directors, officers, and employees in person or by telephone or other means of communication. These individuals will receive no additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions, and individuals. We also will make arrangements with custodians, nominees, and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries, and we will reimburse these persons for reasonable expenses they may incur.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if you wish to receive, now or in the future, a separate annual report and proxy statement, you may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If you and other residents at your mailing address are currently receiving multiple copies of annual reports and proxy statements and wish to receive only a single copy, you should contact your broker or bank directly.

By Order of the Board of Directors.

/s/ Stephen T. Falk
STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary

September 14, 2011

Appendix A

Cardinal Health, Inc.

2011 Long-Term Incentive Plan

1.	Purpose of the Plan.

The purpose of the Plan is to align with the interests of shareholders the compensation of key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage such personnel to act in the shareholders’ interest and share in the Company’s success. The Plan also is intended to assist the Company in the recruitment of new employees.

2.	Definitions.

As used herein, the following definitions apply:

(a)

“2005 Plan” means the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008, as further amended. No awards may be granted under the 2005 Plan following the effective date of the Plan.

(b)	“Administrator” means the Board, any Committee, or such delegates as may be administering the Plan in accordance with Section 4 of the Plan.

(c)

“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(d)

“Applicable Law” means the requirements relating to the administration of incentive plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Shares to the extent provided under the terms of the Company’s agreement with such exchange or quotation system, and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(e)	“Award” means a Cash Award, Stock Award, Option, Stock Appreciation Right, or Other Stock-Based Award granted in accordance with the terms of the Plan.

(f)	“Awardee” means an Employee who has been granted an Award under the Plan.

(g)

“Award Agreement” means a Cash Award Agreement, Stock Award Agreement, Option Agreement, Stock Appreciation Right Agreement, and/or Other Stock-Based Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(h)	“Board” means the Board of Directors of the Company.

(i)

“Cash Award” means a bonus opportunity awarded under Section 13 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or, if no agreement is entered into with respect to the Cash Award, other documents evidencing the Award (the “Cash Award Agreement”).

(j)	“Change of Control” means any of the following:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding Common Shares of the Company (the “Outstanding Company Common Shares”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions do not constitute a Change of Control: (W) any acquisition directly from the Company or any corporation controlled by the Company; (X) any acquisition by the Company or any corporation controlled by the Company; (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (Z) any acquisition by any corporation that is a Non-Control Acquisition (as defined in subsection (iii) of this Section 2(j)); or

(ii)

during any period of two consecutive years, individuals who, as of the beginning of such two-year period, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Company; provided, however, that any individual becoming a Director subsequent to the beginning of such two-year period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or shares of another corporation (a “Business Combination”), unless, such Business Combination is a Non-Control Acquisition. A “Non-Control Acquisition” means a Business Combination where: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the

Business Combination (including any ownership that existed in the Company or the company being acquired, if any); and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(k)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(l)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan or the Human Resources and Compensation Committee of the Board.

(m)	“Common Shares” means the common shares, without par value, of the Company.

(n)	“Company” means Cardinal Health, Inc., an Ohio corporation, or, except as utilized in the definition of Change of Control, its successor.

(o)	“Conversion Awards” has the meaning set forth in Section 4(b)(xii) of the Plan.

(p)	“Director” means a member of the Board.

(q)	“Disability,” unless the Administrator determines otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability.

(r)

“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(s)	“Employee” means a regular, active employee of the Company or any Affiliate, or a person who has agreed to commence serving as an employee of the Company or any Affiliate within 90 days of the Grant

Date, including an Officer and/or Director who is also a regular, active employee of the Company or any Affiliate. For any and all purposes under the Plan, except as provided in Section 4(b)(viii), the term “Employee” does not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Administrator, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Administrator in its sole discretion, for purposes of the Plan, an Employee is considered to have terminated employment and ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)

“Fair Market Value” means the fair market value of the Common Shares as determined by the Administrator from time to time. Unless otherwise determined by the Administrator, the fair market value is the closing price for the Common Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

(v)

“Grant Date” means, with respect to each Award, the date upon which an Award that is granted to an Awardee pursuant to the Plan becomes effective, which will not be earlier than the date of action by the Administrator.

(w)

“Incentive Stock Option” means an Option that is identified in the Option Agreement as intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder, and that actually does so qualify.

(x)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(y)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)

“Option” means a right granted under Section 8 of the Plan to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan.

(aa)

“Other Stock-Based Award” means an Award granted pursuant to Section 12 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Other Stock-Based Award Agreement”).

(bb)	“Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(cc)	“Plan” means this 2011 Long-Term Incentive Plan.

(dd)	“Prior Plans” means the 2005 Plan, the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, and the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended.

(ee)	“Qualifying Performance Criteria” has the meaning set forth in Section 14(b) of the Plan.

(ff)	“Replaced Award” has the meaning set forth in Section 16(b)(i) of the Plan.

(gg)	“Replacement Award” has the meaning set forth in Section 16(b)(i) of the Plan.

(hh)	“Retirement” means, unless the Administrator determines otherwise, Termination of Employment (other than by death or Disability and other than in the event of Termination for Cause) by an

Awardee from the Company and its Affiliates after attaining age 55 and having at least 10 years of continuous service with the Company and its Affiliates, including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.

(ii)	“Securities Act” means the Securities Act of 1933, as amended.

(jj)	“Share” means a Common Share, as adjusted in accordance with Section 16 of the Plan.

(kk)

“Stock Appreciation Right” means a right granted under Section 10 of the Plan on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Stock Appreciation Right Agreement”).

(ll)

“Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to such conditions (including without limitation continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(mm)

“Stock Unit” means a bookkeeping entry representing an amount equivalent to one Share, payable in cash, property, or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(nn)

“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(oo)	“Termination for Cause” means, unless otherwise provided in an Award Agreement, Termination of Employment on account of any act of fraud or intentional misrepresentation or embezzlement, intentional misappropriation, or conversion of assets of the Company or any Affiliate, or the intentional and repeated violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual severance or employment agreement defining Cause, “Cause” has the meaning set forth in such agreement. For purposes of the Plan, a Participant’s Termination of Employment will be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a Termination for Cause.

(pp)

“Termination for Good Reason” means, unless otherwise provided in an Award Agreement or an individual severance or employment agreement to which the Employee is a party, Termination of Employment by an Employee on account of any of the following: (i) a material reduction in the Employee’s total compensation; (ii) a material reduction in the Employee’s annual or long-term incentive opportunities (including a material adverse change in the method of calculating the Employee’s annual or long-term incentives); (iii) a material diminution in the Employee’s duties, responsibilities, or authority; or (iv) a relocation of more than 50 miles from the Employee’s office or location, except for travel reasonably required in the performance of the Employee’s responsibilities.

(qq)

“Termination of Employment” means ceasing to be an Employee; provided, however, that, unless otherwise determined by the Administrator, for purposes of this Plan an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be or becomes a Director. Notwithstanding the foregoing, the Administrator also may determine that, for purposes of the Plan, an Awardee is not deemed to have had a Termination of Employment if such Awardee continues to be or becomes an independent contractor, leased employee, or consultant to the Company. Also notwithstanding the foregoing, for purposes of Incentive Stock Options, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries.

3.	Shares Subject to the Plan.

(a) Aggregate Limit. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares which may be issued or transferred based on Awards granted under the Plan is 30,000,000 Shares, plus any Shares that become available under the Plan as a result of forfeiture, expiration, or cash settlement of awards or as a result of shares being withheld or tendered to satisfy withholding tax liabilities on awards other than options or stock appreciation rights previously granted under the Prior Plans, in each case as provided in Section 3(c)(ii) below. The aggregate number of Shares available for issuance or transfer under the Plan will be reduced by (i) one Share for every one Share subject to an option or stock appreciation right granted under the 2005 Plan between September 6, 2011 and the effective date of the Plan pursuant to Section 6 below, (ii) two and one-half Shares for every one Share subject to an award other than an option or stock appreciation right granted under the 2005 Plan between September 6, 2011 and the effective date of the Plan, (iii) one Share for every one Share issued or transferred upon exercise of an Option or Stock Appreciation Right granted under the Plan, and (iv) two and one-half Shares for every one Share issued or transferred in connection with an Award other than an Option or Stock Appreciation Right granted under the Plan. Subject to the provisions of Section 3(c) of the Plan, Shares covered by an Award granted under the Plan will not be counted as used unless and until they are actually issued or transferred.

(b) Code Section 162(m) and 422 Limits.

(i) Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares as of the Grant Date that may be subject to Options and Stock Appreciation Rights granted under the Plan during any fiscal year to any one Awardee may not exceed 1,500,000 Shares.

(ii) Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares as of the Grant Date that may be subject to Stock Awards and Other Stock-Based Awards granted under the Plan during any fiscal year to any one Awardee that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed 750,000 Shares.

(iii) The aggregate maximum value as of the Grant Date of Cash Awards granted under the Plan during any fiscal year to any one Awardee that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed U.S.$10,000,000.

(iv) Subject to the provisions of Section 16(a) of the Plan, the aggregate number of Shares that may be issued or transferred upon the exercise of all Incentive Stock Options granted under the Plan is 20,000,000 Shares.

Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(b) are subject to adjustment under Section 16(a) of the Plan only to the extent that such adjustment does not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(c) Share Counting Rules.

(i) If any Shares issued or transferred pursuant to an Award are forfeited, or an Award expires or is settled for cash (in whole or in part), the Shares issued or transferred pursuant to such Award will, to the extent of such forfeiture, expiration, or cash settlement, again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(v) below. In the event that withholding tax liabilities arising from an Award other an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld will again be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(v) below.

(ii) If after September 6, 2011, any Shares subject to an award granted under the Prior

Plans are forfeited, or an award granted under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such award will, to the extent of such forfeiture, expiration, or cash settlement, be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(v) below. In the event that, after September 6, 2011, withholding tax liabilities arising from an award other than an option or stock appreciation right granted under the Prior Plans are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld will be available for issuance or transfer under Section 3(a) above in accordance with Section 3(c)(v) below.

(iii) Notwithstanding anything to the contrary contained in this Section 3, the following Shares will not be added to the aggregate number of Shares available for issuance or transfer under Section 3(a) above: (A) Shares tendered by the Participant or withheld by the Company in payment of the exercise or purchase price of an Option (or an option granted under the Prior Plans), or to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights (or options or stock appreciation rights granted under the Prior Plans); (B) Shares subject to a Stock Appreciation Right (or a stock appreciation right granted under the Prior Plans) that are not issued in connection with its Share settlement on exercise thereof; and (C) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or options granted under the Prior Plans).

(iv) Shares issued or transferred under Conversion Awards will not reduce the aggregate number of Shares available for issuance or transfer under the Plan or count against the other limitations under Sections 3(b)(i) through 3(b)(iii) of the Plan, nor will Shares subject to a Conversion Award again be available for Awards under the Plan as provided in Sections 3(c)(i) through 3(c)(iii) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and will not reduce the Shares available for issuance or transfer under the Plan; provided that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(v) Any Shares that become available for issuance or transfer under the Plan under this Section 3 will be added back as (A) one Share if such Shares were subject to options or stock appreciation rights granted under the Prior Plans, and (B) as two and one-half Shares if such Shares were issued or transferred pursuant to Awards other than Options or Stock Appreciation Rights granted under the Plan (or were subject to awards other than options or stock appreciation rights granted under the Prior Plans).

(d) Character of Shares. The Shares issued or transferred pursuant to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan will be administered by the Board, the Committee as designated by the Board to so administer the Plan or their respective delegates.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or to Employees that the Committee determines may be “covered employees” in the future will be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Administrator does not have any discretion or authority to make changes to any Award that is intended to qualify as “performance-based compensation” to the extent that the existence of such discretion or authority would cause such Award not to so qualify.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers will be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

(iv) Other Administration. Except to the extent prohibited by Applicable Law, the Board or the Committee may delegate to one or more Directors or to authorized officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(v) Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of the Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator has the authority, in its discretion:

(i) to select the Employees of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii) to determine the number of Common Shares to be covered by each Award granted hereunder;

(iii) to determine the type of Award to be granted to the selected Employees;

(iv) to approve forms of Award Agreements;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions may include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability provisions, terms regarding acceleration of Awards or waiver of forfeiture restrictions, the acceptable forms of consideration for payment for an Award, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, determines and which may be established at the time an Award is granted or thereafter;

(vi) to correct defects and omissions in the Plan or an Award and to correct administrative errors;

(vii) to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii) to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, the shift of tax liability from employer to employee (where legally permitted), and withholding procedures and handling of stock certificates which vary with local requirements, (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations, and practice, and (C) to designate a leased employee as an Employee if such person provides services to the Company or any Affiliate that are substantially equivalent to those typically provided by a regular, active employee;

(ix) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x) to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability; provided, however, that any such modification or amendment is subject to the Plan amendment provisions set forth in Section 17 of the Plan;

(xi) to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting or settlement of a Stock Award or upon any other event in connection with an Award that the Company determines may result in any domestic or foreign tax withholding obligation that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld will be determined in such manner and on such date that the Administrator determines or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may provide;

(xii) to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights, or other stock awards held by awardees of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution will be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonqualified Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity;

(xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv) to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or of other subsequent transfers by the Participant of any Shares issued as a result of or under an Award or upon the exercise of an Award, including without limitation, (A) restrictions under an insider trading policy, (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (C) restrictions to suspend the right to exercise Awards or transfer Shares granted pursuant to Awards during any “blackout” period that is necessary or desirable to comply with the requirements of Applicable Law or to extend the Award exercise period in a manner consistent with Applicable Law; and

(xv) to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All questions arising under the Plan or under any Award will be decided by the Administrator in its sole and absolute discretion. All decisions, determinations, and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of any Award granted hereunder, will be final and binding on all Participants. The Administrator may consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as it may select.

5.	Eligibility.

Awards may be granted only to Employees of the Company or any of its Affiliates. Awards may not be granted to a Director unless such Director otherwise qualifies as an Employee of the Company or one of its Affiliates.

6.	Term of Plan.

The Plan will become effective upon its approval by shareholders of the Company. Subject to Section 17 of the Plan, the Plan will continue in effect for a term of 10 years from the date it is approved by the shareholders of the Company.

7.	Term of Award.

Subject to the provisions of the Plan, the term of each Award will be determined by the Administrator and stated in the Award Agreement. In the case of an

Option or Stock Appreciation Right, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.	Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance criteria or the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement will contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Option and the means of payment of such exercise price, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option and forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

(b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, except that the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c) No Repricings. Except in connection with a corporate transaction or event described in Section 16(a) of the Plan, the terms of outstanding Options that have an exercise price in excess of the Fair Market Value of a Share may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other awards, or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval.

(d) No Reload Grants. Options may not be granted under the Plan in consideration for and may not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(e) Vesting Period and Exercise Dates. Options granted under the Plan will vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator has the right to make the timing of the ability to exercise any Option granted under the Plan subject to continued active employment, the passage of time, and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(f) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

(i) cash;

(ii) check or wire transfer (denominated in U.S. Dollars);

(iii) subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option will be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price will be refunded to the Awardee in cash);

(iv) subject to any conditions or limitations established by the Administrator, the Company’s withholding shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares so withheld will not be treated as issued and acquired by the Company upon such exercise);

(v) to the extent permitted by Applicable Law, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law; or

(vii) any combination of the foregoing methods of payment.

(g) Procedure for Exercise; Rights as a Shareholder.

(i) Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Option Agreement.

(ii) An Option will be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement or procedures established by the Administrator) from the person entitled to exercise the Option, (B) full payment for the Shares with respect to which the related Option is exercised, and (C) with respect to Nonqualified Stock Options, provisions acceptable to the Administrator have been made for payment of all applicable withholding taxes.

(iii) Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv) The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(h) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) will have on any Option.

9.	Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options. No Incentive Stock Option may be granted to any such employee who as of the Grant Date owns stock possessing more than 10% of the total combined voting power of the Company.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S.$100,000, such Options will be treated as Nonqualified Stock Options. For purposes of this Section 9(b) of the Plan, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the Grant Date.

(c) Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonqualified Stock Option.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option will in no event be inconsistent with the requirements for qualification of the Incentive Stock Option under Section 422 of the Code.

(e) Other Terms. Option Agreements evidencing Incentive Stock Options will contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.	Stock Appreciation Rights.

(a) A “Stock Appreciation Right” is a right that entitles the Awardee to receive, in cash or Shares (as determined by the Administrator), value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the aggregate base price of the right, as established by the Administrator on the Grant Date; provided that such base price per Share may be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the preceding sentence, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of stock appreciation rights of an acquired entity, with a per Share base price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion. Stock Appreciation Rights may be granted to Awardees either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 8 of the Plan. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights under the Plan will be granted subject to the same terms and conditions applicable to Options as set forth in Sections 7 and 8 of the Plan; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option will have the terms and conditions of such Option. Subject to the provisions of Sections 7 and 8 of the Plan, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it may deem appropriate. Stock Appreciation Rights may be settled in Shares or cash as determined by the Administrator.

(b) No Repricings. Except in connection with a corporate transaction or event described in Section 16(a) of the Plan, the terms of outstanding Stock Appreciation Rights that have a base price in excess of the Fair Market Value of a Share may not be amended to reduce the base price of Stock Appreciation Rights or cancel outstanding Stock Appreciation Rights in exchange for cash, other Awards, or Stock Appreciation Rights with a base price that is less than the base price of the original Stock Appreciation Rights without shareholder approval.

11.	Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement will contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that determines the number of Shares granted, issued, retainable, and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined from time to time by the Administrator.

(b) Restrictions and Performance Criteria. The grant, issuance, retention, and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, and/or completion of service by the Awardee. Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance criteria relate, provided that the outcome is substantially uncertain at that time.

(c) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) will have on any Stock Award.

(d) Rights as a Shareholder. Unless otherwise provided for by the Administrator and subject to Section 15 of the Plan, the Participant will have the rights equivalent to those of a shareholder and will be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant.

12. Other Stock-Based Awards.

(a) Other Stock-Based Awards. An “Other Stock-Based Award” means any other type of equity-based or equity-related Award not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) in such amount and subject to such terms and conditions as the Administrator will determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award will be evidenced by an Award Agreement containing such terms and conditions as may be determined from time to time by the Administrator.

(b) Value of Other Stock-Based Awards. Each Other Stock-Based Award will be expressed in terms of Shares or Stock Units, as determined by the Administrator. The Administrator may establish performance criteria in its discretion. If the Administrator exercises its discretion to establish performance criteria, the number, and/or value of Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance criteria are met. Notwithstanding anything to the contrary herein, the performance criteria for any Other Stock-Based Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance criteria relate and otherwise within the time period required by the Code and the applicable Treasury Regulations, provided that the outcome is substantially uncertain at that time.

(c) Payment of Other Stock-Based Awards. Subject to Section 15 of the Plan, payment, if any, with respect to Other Stock-Based Awards will be made in accordance with the terms of the Award, in cash or Shares as the Administrator determines.

(d) Termination of Employment. The Administrator will determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or

(iv) otherwise (including Termination for Cause) will have on any Other Stock-Based Award.

13.	Cash Awards.

Each Cash Award confers upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period.

(a) Cash Award. Each Cash Award may contain provisions regarding (i) the amounts potentially payable to the Participant as a Cash Award, (ii) the performance criteria and level of achievement versus these criteria which will determine the amount of such payment, (iii) the period as to which performance will be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator.

(b) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria which will determine the amounts payable under a Cash Award, which criteria may be based on financial performance, and/or personal performance evaluations. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing not later than 90 days after the commencement of the period of service (or, if earlier, the elapse of 25% of such period) to which the performance criteria relate, provided that the outcome is substantially uncertain at that time.

(c) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property. To the extent that a Cash Award is in the form of cash, the Administrator may determine whether a payment is in U.S. dollars or foreign currency.

(d) Termination of Employment. The Administrator shall determine as of the Grant Date (subject to modification subsequent to the Grant Date) the effect a Termination of Employment due to (i) Disability, (ii) Retirement, (iii) death, or (iv) otherwise (including Termination for Cause) will have on any Cash Award.

14.	Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator in accordance with this Section, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will, or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s family member or trusts, partnerships, or other entities for the benefit of the Awardee, Awardee’s family members, or charitable causes. If the Administrator makes an Award transferable, either as of the Grant Date or thereafter, such Award will contain such additional terms and conditions as the Administrator deems appropriate, and any transferee will be deemed to be bound by such terms upon acceptance of such transfer. In no event may Awards be transferred in exchange for consideration. This Section 14(a) is subject to the provisions of Section 27(b) of the Plan.

(b) Qualifying Performance Criteria. For purposes of the Plan, the term “Qualifying Performance Criteria” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results (i.e., growth) or to a designated comparison group, in each case as specified by the Committee for the Award: (i) cash flow (including operating cash flow and free cash flow); (ii) earnings (including gross margin or gross margin rate, operating earnings, earnings before interest and taxes, earnings before taxes and discontinued operations, earnings from continuing operations, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) invested capital or return on capital or invested capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) economic profit or profit margin; (xvi) operating margin; (xvii) return on operating revenue; (xviii) tangible capital or return on tangible capital; (xix) market share; (xx) contract awards or backlog; (xxi) distribution, selling, general, and/or administrative expenses; (xxii) overhead or other expense reduction; (xxiii) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxiv) credit rating or credit rating measures; (xxv) dividend payment yield or growth or dividend payout ratio; (xxvi) improvement in workforce diversity; (xxvii) customer satisfaction, retention, or loyalty; (xxviii) employee satisfaction or retention; (xxix) service levels; (xxx) net working capital or net working capital days; (xxxi) days sales outstanding; (xxxii) days inventory on hand; (xxxiii) days payable outstanding; (xxxiv) capital expenditures; (xxxv) generics penetration; and (xxxvi) preferred product growth. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be Qualifying Performance Criteria, and the Administrator will (within the first quarter of the performance period, but in no event more than 90 days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Administrator to exercise discretion to reduce payment amounts following the conclusion of the performance period). If the Administrator determines that a change in the business, operations, corporate structure, or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria applicable to an Award, including Qualifying Performance Criteria, unsuitable, the Administrator may in its discretion modify such performance criteria or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable. In the case of Qualifying Performance Criteria (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, the Administrator may not make any modification of the Qualifying Performance Criteria or minimum acceptable level of achievement with respect to the Awardee to whom the Award subject to such Qualifying Performance Criteria was granted.

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify in writing the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such criteria relate solely to the increase in the value of the Common Shares).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified as of the Grant Date, the number or amount of Shares, Options, cash, or other benefits granted, issued, retainable, payable, and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.

15.	Dividends and Dividend Equivalents.

To the extent permitted by Section 409A of the Code, any Award other than an Option or Stock Appreciation Right may provide the Awardee with the right to receive dividend payments or dividend equivalent payments on the Shares subject to the

Award; provided, however, that dividends or other distributions on Awards with restrictions that lapse as a result of the achievement of performance criteria will be deferred until, and paid contingent upon, the achievement of the applicable performance criteria. Such payments may be made in cash or may be credited as cash or Stock Units to an Awardee’s account and later settled in cash or Shares or a combination thereof, as determined by the Administrator. Such payments and credits may be subject to such conditions and contingencies as the Administrator may establish.

16.	Adjustments upon Changes in Capitalization, Organic Change or Change of Control.

(a) Adjustment Clause. In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, an “Organic Change”), the Administrator or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (U) the Share limitations set forth in Sections 3 of the Plan, (V) the number and kind of Shares covered by each outstanding Award, and (W) the price per Share subject to each such outstanding Award. Such adjustments may include, without limitation, (X) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator or the Board in its sole discretion (it being understood that in the case of an Organic Change with respect to which shareholders receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Stock Appreciation Right will for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Organic Change over the exercise price of such Option or Stock Appreciation Right will conclusively be deemed valid); (Y) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (Z) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(b) Change of Control. In the event of a Change of Control, unless otherwise determined by the Administrator or set forth in an Award Agreement or as provided in an individual severance or employment agreement to which a Participant is a party, the following acceleration, exercisability, and valuation provisions apply:

(i) Upon a Change of Control, outstanding Options and Stock Appreciation Rights will become fully vested and exercisable and outstanding Stock Awards, Other Stock-Based Awards, and Cash Awards will become fully vested, except to the extent that an award meeting the requirements of Section 16(b)(ii) (a “Replacement Award”) is provided to the Participant in accordance with Section 16(a) of the Plan to replace or adjust each outstanding Award (a “Replaced Award”).

(ii) An award meets the conditions of this Section 16(b)(ii) (and hence qualifies as a Replacement Award) if (A) it is of the same type as the Replaced Award, (B) it has a value at least equal to the value of the Replaced Award, (C) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (D) if the Participant is subject to U.S. federal income tax under the Code, the tax consequences to the Participant under the Code of the Replacement Award are not less favorable to Participant than the tax consequences of the Replaced Award, and (E) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the

Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16(b)(ii) are satisfied will be made by the Administrator, as constituted immediately before the Change of Control, in its sole discretion.

(iii) Upon (A) a Termination for Good Reason, (B) a Termination of Employment by the Company or its successor in the Change of Control other than a Termination for Cause, or (C) the Participant’s death or Disability, in each case, occurring in connection with or during the period of two years after a Change of Control (Y) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and (Z) all Options and Stock Appreciation Rights held by the Participant immediately before such Termination of Employment that the Participant held as of the date of the Change of Control or that constitute Replacement Awards will remain exercisable for not less than three years following such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter (provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

(c) Section 409A. Notwithstanding the foregoing (i) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code will be made in compliance with the requirements of Section 409A of the Code, (ii) any adjustments made pursuant to Section 16(a) of the Plan to Awards that are not considered “deferred compensation” subject to Section 409A of the Code will be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code, (iii) the Administrator does not have the authority to make any adjustments pursuant to Section 16(a) of the Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto, and (iv) if any Award is subject to Section 409A of the Code, Section 16(b) of the Plan will be applicable only to the extent specifically provided in the Award Agreement and permitted pursuant to Section 27 of the Plan.

17.	Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter, or discontinue the Plan or any Award Agreement, but any such amendment will be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a) of the Plan, no such amendment may be made that would:

(i) increase the maximum aggregate number of Shares which may be issued or transferred based on Awards granted under the Plan;

(ii) reduce the minimum exercise price or base price, as applicable, for Options or Stock Appreciation Rights granted under the Plan; or

(iii) result in a repricing of outstanding Options or Stock Appreciation Rights as described in Section 8(c) and 10(b), respectively.

(b) Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan may impair the rights of any Participant with respect to an outstanding Award unless agreed to by the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Other than following a Change of Control, no such agreement will be required if the Administrator determines in its sole discretion that such amendment either (i) is required or advisable in order for the Company, the Plan, or the Award to satisfy any Applicable Law or to meet the requirements of any accounting standard or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or the

Committee nor the submission of the Plan to the shareholders of the Company for approval will be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including, without limitation, the granting of restricted shares or restricted share units or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

18.	Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with Company, such beneficiary designation will remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company will allow the legal representative of the Awardee’s estate to exercise the Award.

19.	No Right to Awards or to Employment.

No person has any claim or right to be granted an Award and the grant of any Award will not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.	Recoupment.

The Plan will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 20 will not be the Company’s exclusive remedy with respect to such matters and will not apply after a Change of Control.

21.	Fractional Shares.

The Company is not required to issue any fractional Shares pursuant to the Plan. The Administrator may provide for the elimination of fractions or for the settlement thereof in cash.

22.	Legal Compliance.

Shares will not be issued pursuant to an Award unless such Award and the issuance and delivery of such Shares will comply with Applicable Law. Unless the Awards and Shares covered by the Plan have been registered under the Securities Act or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

23.	Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be advisable or necessary to the lawful issuance and sale of any Shares hereunder, the Company will be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.	Reservation of Shares.

The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares sufficient to satisfy the requirements of the Plan.

25.	Notice.

Any written notice to the Company required by any provisions of the Plan must be addressed to the Secretary of the Company and will be effective when received.

26.	Governing Law; Interpretation of Plan and Awards.

(a) The Plan and all determinations made and actions taken pursuant hereto are governed by the substantive laws, but not the choice of law rules, of the state of Ohio, except as to matters governed by U.S. federal law.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision will be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award will not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and do not constitute a part of the Plan, nor do they affect its meaning, construction, or effect.

(d) The terms of the Plan and any Award will inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

27.	Section 409A.

(a) To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. The Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but, unless otherwise provided in the Award Agreement, will instead pay it on the first business day of the seventh month after such separation from service, and if payable in cash with interest thereon from the date that such amount would have been paid absent such determination through the date of payment at the long-term applicable federal rate, determined under Section 1274(d) of the Code.

(d) Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

28.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence will not be liable to a Participant, an Employee, an Awardee, or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax or Exchange Control Consequences. Any tax consequence expected, but not realized, or any exchange control obligation owed, by any Participant, Employee, Awardee, or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

29.	Unfunded Plan.

Insofar as it provides for Awards, the Plan is unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under the Plan, any such accounts will be used merely as a bookkeeping convenience. The Company is not required to segregate any assets which may at any time be represented by Awards, nor will the Plan be construed as providing for such segregation, nor will the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award will be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company will be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator are required to give any security or bond for the performance of any obligation which may be created by the Plan.

30.	Foreign Employees.

Awards may be granted hereunder to Employees who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Administrator may make such modifications, amendments, procedures, or subplans, as may be necessary or advisable to comply with such legal or regulatory provisions.

31.	Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local, or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible as compensation of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Administrator, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any Shares or any other payment due to the participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

Appendix B

Use of Non-GAAP Financial Measures

In addition to addressing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our proxy statement contains presentations (per share and growth rate calculations) derived from “non-GAAP earnings from continuing operations.” These non-GAAP financial measures exclude restructuring and employee severance, acquisition-related costs, impairments and loss on sale of assets, and litigation (recoveries)/charges, net, each net of tax. Following the August 31, 2009 spin-off of CareFusion Corporation (“CareFusion”), these non-GAAP measures also exclude “other spin-off costs” included within distribution, selling, general, and administrative expense (“SG&A expense”) and gain on sale of CareFusion stock, each net of tax. Other spin-off costs excluded from these non-GAAP financial measures include the loss on extinguishment of debt, the tax expense related to the anticipated repatriation of a portion of cash loaned to our entities within the United States, and other costs included within SG&A expense and other (income)/expense, net on the consolidated statement of earnings. Gain on sale of CareFusion stock relates to our sales of the shares of CareFusion common stock that we retained in the spin-off.

We classify a restructuring activity as a program whereby we fundamentally change our operations such as closing facilities, moving manufacturing of a product to another location, or outsourcing the production of a product. Restructuring activities may also involve substantial re-alignment of the management structure of a business unit in response to changing market conditions. A liability for a cost associated with an exit or disposal activity is recognized and measured initially at its fair value in the period in which it is incurred except for a liability for a one-time termination benefit which is recognized over its future service period.

We classify costs incurred in connection with acquisitions as acquisition-related costs. The costs consist primarily of transaction costs, integration costs, and changes in the fair value of contingent payments. Transaction costs are incurred during the initial evaluation of a potential targeted acquisition and primarily relate to costs to analyze, negotiate, and consummate the transaction as well as financial and legal due diligence activities. Integration costs relate to activities needed to combine the operations of an acquired enterprise into our operations. We record changes in the fair value of contingent payments relating to acquisitions as income or expense in our acquisition-related costs.

We classify asset impairments and losses from the sale of assets not eligible to be classified as discontinued operations in impairments and loss on sale of assets in our consolidated statements of earnings.

We recognize estimated loss contingencies related to litigation and regulatory matters and income from favorable resolution of litigation in litigation (recoveries)/charges, net in our consolidated statements of earnings.

Management uses these non-GAAP financial measures to evaluate our performance and provides them to investors because the measures exclude items and charges that management believes are not reflective of the day-to-day offering of our products and services and relate more to strategic, multi-year corporate actions or, in the case of litigation (recoveries)/charges, activities that may have occurred in prior or multiple periods, in each case without predictable trends, that may obscure the trends and financial performance of our core business. The purpose for the adjustments related to the spin-off is to provide for better comparability between periods by removing the impact of CareFusion on all periods. By doing so, management believes that these non-GAAP financial measures provide useful information regarding the historical trend of these measures as they relate to our remaining operations.

These non-GAAP financial measures should not be considered substitutes for, or superior to, the financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and the reconciliation to those financial results should be carefully evaluated. Many of the charges and other items excluded in the calculation of these non-GAAP financial measures

B-1

may be recurring items and, with the exception of asset impairments, litigation gains, and gain on sale of CareFusion stock, the excluded items include transactions that reflect cash costs to us. Accordingly, these non-GAAP financial measures should be evaluated in combination with the most comparable GAAP financial measures because the non-GAAP financial measures do not reflect items that impact current period operating results and may be higher than the comparable GAAP financial measures. Management encourages readers to rely upon the

GAAP financial measures, but includes the non-GAAP financial measures as supplemental metrics to assist readers. The non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

We provide a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures below.

	Fiscal Year 2011	Fiscal Year 2010	Growth Rate
GAAP diluted earnings per share from continuing operations(1)	$2.74	$1.62	69%
Restructuring and employee severance	$0.03	$0.16
Acquisition-related costs	$0.06	$0.02
Impairments and loss on sale of assets	$0.02	$0.09
Litigation (recoveries)/charges, net	$0.02	($0.11)
Other spin-off costs	$0.02	$0.56
Gain on sale of CareFusion stock	($0.21)	($0.12)
Non-GAAP diluted earnings per share from continuing operations(2)	$2.67	$2.22	20%

(1)	Diluted earnings per share from continuing operations is earnings from continuing operations divided by diluted weighted average shares outstanding.
(2)

Non-GAAP diluted earnings per share from continuing operations is non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is earnings from continuing operations excluding restructuring and employee severance, acquisition-related costs, impairments and loss on sale of assets, litigation (recoveries)/charges, net, other spin-off costs, and gain on sale of CareFusion stock, each net of tax.

B-2

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Proxies submitted by the Internet or telephone must be received by

2:00 a.m., Eastern Time, on November 2, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CAH • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	▼	VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW.	▼

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, and 4 and a vote of 1 YR on Proposal 5.

+
1. Election of directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Colleen F. Arnold	☐	☐	☐	02 - George S. Barrett	☐	☐	☐	03 - Glenn A. Britt	☐	☐	☐

04 - Carrie S. Cox	☐	☐	☐	05 - Calvin Darden	☐	☐	☐	06 - Bruce L. Downey	☐	☐	☐

07 - John F. Finn	☐	☐	☐	08 - Gregory B. Kenny	☐	☐	☐	09 - David P. King	☐	☐	☐

10 - Richard C. Notebaert	☐	☐	☐	11 - David W. Raisbeck	☐	☐	☐	12 - Jean G. Spaulding, M.D.	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2012.	☐	☐	☐	3. Proposal to approve the Cardinal Health, Inc. 2011 Long-Term Incentive Plan.	☐	☐	☐
	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
4. Proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐	5. Proposal to vote, on a non-binding advisory basis, on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B Shareholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 6.

	For	Against	Abstain
6. Shareholder proposal, if properly presented, regarding an amendment to our code of regulations to require that the Chairman of the Board be an independent director.	☐	☐	☐	7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION D.

2011 Annual Meeting Admission Ticket

Cardinal Health, Inc.

2011 Annual Meeting of Shareholders

November 2, 2011 at 2:00 pm Local Time

7000 Cardinal Place

Dublin, OH 43017

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cardinal Health, Inc.	+

Notice of 2011 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 6, 2011, at the annual meeting of shareholders to be held on November 2, 2011, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in proposal 1 on the reverse side, FOR proposal 2, FOR proposal 3, FOR proposal 4, for conducting future advisory votes on executive compensation every 1 YR on proposal 5, and AGAINST proposal 6 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Comments — Please print your comments below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTION D.	+